Exhibit 2.1

EXECUTION VERSION

LLC INTEREST TRANSFER AGREEMENT

DATED AS OF

AUGUST 1, 2013

BY AND AMONG

OWL PEARSALL HOLDINGS, LLC,

OWL PEARSALL SWD, LLC,

HIGH SIERRA WATER-EAGLE FORD, LLC,

NGL ENERGY PARTNERS LP,

AND

OILFIELD WATER LINES, LP, as the Representative

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2
1.2	Rules of Construction	14

ARTICLE II TRANSFER		15
2.1	Transfer and Closing	15
2.2	Working Capital Adjustment	17
2.3	Post-Closing Consideration	19
2.4	Withholding	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TRANSFEROR		20
3.1	Organization; Qualification	20
3.2	Authority; No Violation; Consents and Approvals	20
3.3	Capitalization	21
3.4	Financial Statements	22
3.5	Undisclosed Liabilities; Indebtedness	22
3.6	Compliance with Applicable Laws; Permits	22
3.7	Certain Contracts and Arrangements	23
3.8	Legal Proceedings	25
3.9	Environmental Matters	25
3.10	Properties	26
3.11	Condition and Sufficiency of Company Assets	27
3.12	Insurance	27
3.13	Tax Matters	28
3.14	Employment and Benefits Matters	29
3.15	Books and Records	32
3.16	No Changes or Material Adverse Effects	32
3.17	Regulation	32
3.18	State Regulatory Matters	32
3.19	Intellectual Property	32
3.20	Customers and Suppliers	33
3.21	Bank Accounts	33
3.22	Brokers’ Fees	33
3.23	Certain Business Relationships between the Company and its respective Affiliates	33
3.24	[Intentionally Blank]	33
3.25	Status of Transferor, Enforceability, Conflicts, Consents, Title	33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NGL GROUP ENTITIES		35
4.1	Organization; Qualification	35
4.2	Authority; No Violation; Consents and Approvals	35
4.3	Litigation; Orders	36
4.4	Sufficiency of Funds	36
4.5	Brokers’ Fees	36

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4.6	[Intentionally Blank]	36
4.7	[Intentionally Blank]	36
4.8	No Material Adverse Change	36
4.9	Tax Matters	36

ARTICLE V ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		36
5.1	Conduct of Business	36
5.2	Access to Information; Confidentiality	39
5.3	No Negotiations	40
5.4	Certain Filings	40
5.5	Reasonable Efforts; Further Assurances	41
5.6	No Public Announcement	41
5.7	Expenses	41
5.8	Control of Other Party’s Business	41
5.9	Audited Financial Statements	41
5.10	Real Property Matters	42
5.11	Tax Matters	42
5.12	[Intentionally Blank]	46
5.13	[Intentionally Blank]	46
5.14	[Intentionally Blank]	46
5.15	Operation of Business During Earn-Out Period	46
5.16	Hart-Scott-Rodino Matters	48
5.17	Managers’, Directors’ and Officers’ Indemnification	48

ARTICLE VI CONDITIONS TO CLOSING		49
6.1	Conditions to Each Party’s Obligations	49
6.2	Conditions to Transferor’s Obligations	49
6.3	Conditions to the NGL Group Entities’ Obligations	50

ARTICLE VII INDEMNIFICATION		50
7.1	Survival	50
7.2	Transferor’s Agreement to Indemnify	51
7.3	NGL Group Entities’ Agreement to Indemnify	53
7.4	Indemnification Procedures	54
7.5	No Duplication	55
7.6	Recourse against Transferor	55
7.7	No Exemplary or Punitive Damages	56
7.8	Exclusive Remedy	56
7.9	Liquidated Damages	56

ARTICLE VIII TERMINATION		57
8.1	Termination of Agreement	57
8.2	Effect of Certain Terminations	57
8.3	Enforcement of this Agreement	58

ii

ARTICLE IX MISCELLANEOUS		58
9.1	Notices	58
9.2	Governing Law; Arbitration; Waiver of Jury Trial	59
9.3	Entire Agreement; Amendments and Waivers	61
9.4	Binding Effect and Assignment	61
9.5	Severability	62
9.6	Counterparts	62

ARTICLE X REPRESENTATIVE		62
10.1	Appointment	62
10.2	Authorization	62
10.3	Irrevocable Appointment	63
10.4	Resignation	63
10.5	HSE’s Reliance	64
10.6	Indemnification of Representative	64

EXHIBITS
Exhibit A	[Intentionally Blank]
Exhibit B	[Intentionally Blank]
Exhibit C-1	Form of Affiliate Guaranty and Indemnity Agreement — Bailey Group Guaranty
Exhibit C-2	Form of Affiliate Guaranty and Indemnity Agreement — Boyd Guaranty
Exhibit C-3	Form of Affiliate Guaranty and Indemnity Agreement — OWL Parent Guaranty
Exhibit C-4	Form of Affiliate Guaranty and Indemnity Agreement — OWL Affiliate Guaranty
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	[Intentionally Blank]
Exhibit G	Form of Release
Exhibit H	[Intentionally Blank]
Exhibit I	[Intentionally Blank]
Exhibit J	[Intentionally Blank]

iii

LLC INTEREST TRANSFER AGREEMENT

THIS LLC INTEREST TRANSFER AGREEMENT (this “Agreement”) dated as of August 1, 2013 (the “Execution Date”), is entered into by and among OWL Pearsall Holdings, LLC, a Texas limited liability company (“Transferor”), OWL Pearsall SWD, LLC, a Texas limited liability company (the “Company”), High Sierra Water-Eagle Ford, LLC, a Delaware limited liability company (“HSE”), NGL Energy Partners LP, a Delaware limited partnership (“NGL”, and together with HSE, the “NGL Group Entities”), and Oilfield Water Lines, LP, a Texas limited partnership, as the Representative (“OWL” or the “Representative”).

WITNESSETH:

A.                                    WHEREAS, Transferor owns 100% of the issued and outstanding membership interests of the Company (the “Transferred Interests”).

B.                                    WHEREAS, the Transferred Interests represent all of the issued and outstanding membership interests of the Company.

C.                                    WHEREAS, Transferor wishes to transfer, assign and convey, and HSE wishes to acquire, all of the Transferred Interests, free and clear of all Encumbrances (other than restrictions under applicable securities Laws).

D.                                    WHEREAS, concurrent with the execution of this Agreement, the NGL Group Entities are executing and delivering that certain (i) LLC Interest Transfer Agreement dated as of the date hereof by and among the NGL Group Entities, OWL, as the Representative, OWL Karnes Holdings, LLC, a Texas limited liability company, OWL Karnes SWD, LLC, a Texas limited liability company (as amended, restated or otherwise modified from time to time, the “Karnes Transfer Agreement”), (ii) LLC Interest Transfer Agreement dated as of the date hereof by and among the NGL Group Entities, OWL, PJB Irrevocable Trust (the “Trust”), and OWL Cotulla SWD, LLC, a Texas limited liability company (as amended, restated or otherwise modified from time to time, the “Cotulla Transfer Agreement”), (iii) LLC Interest Transfer Agreement dated as of the date hereof by and among the NGL Group Entities, High Sierra Transportation, LLC, a Delaware limited liability company, OWL, HR OWL, LLC, a Texas limited liability company, OWL Operating, LLC, a Texas limited liability company, OWL Lotus, LLC, a Texas limited liability company, and Lotus Oilfield Services, L.L.C., a Texas limited liability company (“Lotus”) (as amended, restated or otherwise modified from time to time, the “Lotus Transfer Agreement”), and (iv) LLC Interest Transfer Agreement dated as of the date hereof by and among the NGL Group Entities, OWL, the Trust, and OWL Nixon SWD, LLC, a Texas limited liability company (as amended, restated or otherwise modified from time to time, the “Nixon Transfer Agreement”, and together with the Karnes Transfer Agreement, the Cotulla Transfer Agreement and the Lotus Transfer Agreement, the “Affiliate Transfer Agreements”).

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement,

as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Accounts Receivable” means all present and future rights to payment for goods or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by the Company.

“Additional SWD Assets” has the meaning set forth in Section 5.15(c).

“Acquired Business” means (x) the Business owned and operated by the Affiliated Companies (or NGL, HSE or any Affiliate thereof) at and with respect to the Leased Real Property or any location included as part of Additional SWD Assets pursuant to Section 5.15(c) and (y) any other business operated by NGL, HSE or any Affiliate thereof to the extent commercially exploiting the current assets of, or assets that are owned at or following the Closing by, any of the Affiliated Companies.

“Actual Earn-Out Amount” has the meaning assigned to such term in Section 2.3(b).

“Add-on EBITDA” means all Adjusted EBITDA arising from the operation of the Additional SWD Assets (if any) following acquisition or development thereof during the Earn-Out Period.

“Adjusted EBITDA” means, with respect to the applicable period of determination, the consolidated net income of the Affiliated Companies and (without duplication) the NGL Group Entities (but solely to the extent such net income of the NGL Group Entities is derived from the Acquired Business), for such period attributable to the operation of the Acquired Business (collectively, as defined herein and in each Affiliate Transfer Agreement), prior to the provision for (i) interest expense for such period, (ii) Taxes based on income or profits for such period and (iii) depreciation and amortization for such period, in each case determined in accordance with GAAP consistent with past practice and adjusted to exclude (w) costs and expenses that are not solely and directly related to the assets, properties and businesses of the Affiliated Companies, including the general and administrative expenses of any of the NGL Group Entities and their Affiliates (other than such portion that is directly attributable to the Affiliated Companies), (x) any extraordinary gains or losses in such period, (y) any gains realized from the sale of services or assets other than in the ordinary course of business and (z) income from the sale of goods or services not related to the operation of the Acquired Business.  Notwithstanding the foregoing, “Adjusted EBITDA” shall include (x) the aggregate Adjusted EBITDA which the Affiliated Companies would have reasonably achieved with respect to the Diverted Product Revenues (after giving effect to the net cost savings to, and additional available capacity achieved by, the Affiliated Companies as the result of such Diverted Product Revenues, in each case as mutually calculated and agreed to in good faith by Representative and HSE); and (y) the Add-On EBITDA, to the extent that the Add-On EBITDA is positive and increases Adjusted EBITDA.

For purposes hereof, “Diverted Product Revenues” means (x) the payment by or on behalf of Lotus of any disposal, off-loading or similar fee or charge to any member of the NGL Group Entities or any of their respective Affiliates (other than the Affiliated Companies) or any Third Party (other than in accordance with historical practices of Lotus) relating to the sale or other transfer of loads of produced water, liquids or other substances, and (y) any revenues received by any member of the NGL Group Entities or their respective Affiliates (other than the Affiliated Companies) as a result of the sale or other transfer of oil, condensate and liquid hydrocarbons skimmed or saved from produced water or other materials delivered to such person by Lotus.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Guaranty” means those certain Affiliate Guaranty and Indemnity Agreements in the forms of Exhibit C-1, C-2, C-3 and C-4.

“Affiliate Transfer Agreements” has the meaning set forth in the Recitals.

“Affiliated Companies” means, collectively, the Company, OWL Karnes SWD, LLC, OWL Cotulla SWD, LLC, Lotus Oilfield Services, L.L.C., OWL Nixon SWD, LLC, HR OWL, LLC and OWL Operating, LLC.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Affiliated Transferors” means OWL Karnes Holdings, LLC, a Texas limited liability company, OWL, the Trust, and OWL Lotus, LLC, a Texas limited liability company.

“Aggregate Consideration” has the meaning in Section 2.1(a).

“Agreement” has the meaning set forth in the Preamble.

“Bailey Group Guaranty” means that certain Affiliate Guaranty executed by Terry G. Bailey.

“Boyd Guaranty” means that certain Affiliate Guaranty executed by Gary W. Boyd.

“Business” means (i) the business of the storage and injection of produced water or any other substance that is permitted to be injected into a well or wells and (ii) the skimming, collection and sale of hydrocarbons skimmed, salvaged or otherwise received from or in conjunction with such fluids and substances.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Calculation Date” means the end of the Business Day immediately preceding the Closing Date.

“Cap” has the meaning set forth in Section 7.2(b)(ii).

“CFI” means OWL-Cooper Family Investments, LLC, a Texas limited liability company.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Amount” means all unrestricted cash on hand and cash equivalents of the Company that are immediately convertible into cash in accordance with GAAP calculated as of the Calculation Date.  For purposes hereof, “Closing Cash Amount” shall be reduced by the aggregate balance of all outstanding checks as of the Calculation Date.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness Pay-Off Amount” means the aggregate Indebtedness of the Company outstanding as of the Closing Date as reflected in executed pay-off letters from the holders of such Indebtedness in form and substance satisfactory to HSE.

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any Contract between a Person that is an employer and a labor organization or labor union.

“Company” has the meaning set forth in the Preamble hereto.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company (together with the Affiliated Companies, taken as a whole), or a material adverse effect on the ability of Transferor to consummate the transactions provided for herein or to perform their obligations hereunder.

“Company Plan” has the meaning set forth in Section 3.14(b).

“Company Unpaid Transaction Costs” means the aggregate Transaction Expenses of the Company incurred prior to Closing which have not been paid at or prior to Closing.

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Confidentiality Agreement” means that certain Confidential Information Exchange Agreement dated effective April 22, 2013 between HR OWL, LLC, a Texas limited liability company, and High Sierra Crude Oil & Marketing, LLC, a Colorado limited liability company.

“Contracts” means all contracts, leases, subleases, arrangements, commitments and other agreements, whether written or oral, including, without limitation, all license agreements, customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

“Covered Parties” has the meaning set forth in Section 5.17.

“Damages” has the meaning set forth in Section 7.2(a).

“Development Agreement” means that certain Development Agreement dated as of July 1, 2013 by and among High Sierra Water Holdings, LLC, Terry Bailey and Dustin Bailey, as amended.

“Eagle Ford Territory” means the following counties in the State of Texas:  Dimmit, Frio, Maverick, Zavala, Duval, LaSalle, McMullen, Webb, Atacosa, Bee, Karnes, Live Oak, Wilson, Dewitt, Goliad, Gonzales, Lavaca, Austin, Colorado, Fayette, Washington, Brazos, Burleson, Grimes, Lee, Bastrop, Leon, Madison, Milam and Robertson, as well as any county adjacent to any of the foregoing.

“Earn-Out Period” has the meaning set forth in Section 2.3(a).

“EBITDA Report” has the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity or equity-based compensation, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism and any current commitment to establish any funding mechanism), whether formal or informal, oral or written, which is maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question for the benefit of such entity’s current or former employees, directors, officers or Independent Contractors, or with respect to which the entity in question has any obligation or Liability, whether secondary, contingent or otherwise, including by reason of having an ERISA Affiliate.

“Employment Agreement” means any Contract to which any Person that is an employer is a party with a natural person, which provides for compensation for such Person’s employment.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“End Date” has the meaning set forth in Section 8.1(e).

“Environmental Condition” means (a) any non-compliance with, or failure to implement the requirements of, Environmental Laws or Environmental Permits; (b) any Liability arising under Environmental Laws or Environmental Permits; and (c) the presence or Release of Hazardous Materials on, under or about real property leased or owned as of the Closing Date by the applicable Person, including the subsurface, provided, however, that the presence or Release of Hazardous Materials in compliance with and in a manner not resulting in Liability under any Environmental Laws and Environmental Permits shall not constitute an Environmental Condition.

“Environmental Laws” means any applicable Law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, including the subsurface, relating to the Release, generation, manufacture, processing, distribution, use, treatment, storage, transport, injection or disposal of Hazardous Materials,  pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401  et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“Environmental Permits” has the meaning set forth in Section 3.9(c).

“Equipment and Improvements” means facilities and structures, buildings, installations, fixtures, improvements, betterments, additions, spare parts, stores, supplies, fuel and lubes, machinery, equipment, cranes, forklifts, platforms, vehicles, trucks, chassis, generators, containers, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description, owned or leased by the Company and used in the operation of the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Account” shall mean the escrow account maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means that certain Escrow Agreement by and among Transferor, the Affiliated Transferors, HSE, High Sierra Transportation, LLC, a Delaware limited liability company, the Representative and the Escrow Agent in the form of Exhibit D.

“Estimated Aggregate Consideration” has the meaning set forth in Section 2.1(a).

“Estimated Cash Consideration” has the meaning set forth in Section 2.1(a)(i).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.2(a).

“Estimated Closing Indebtedness Pay-Off Amount” has the meaning set forth in Section 2.2(a).

“Estimated Pre-Closing Adjustments” has the meaning set forth in Section 2.2(a).

“Estimated Unpaid Transaction Costs Amount” has the meaning set forth in Section 2.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“Final Cost Adjustments” has the meaning set forth in Section 2.2(b).

“Final Net Working Capital” has the meaning set forth in Section 2.2(b).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “controlled foreign corporation” within the meaning of Code Section 957, or (iii) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” has the meaning set forth in Section 1.2(c).

“Governmental Authorization” has the meaning set forth in Section 3.2(c).

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board or bureau, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.

“GP Sale Agreement” means that certain Membership Interest Sale Agreement dated as of August 1, 2013 between CFI, OBD, HSI, MCC and Terry G. Bailey (or an Affiliate thereof), as purchasers, and the other parties identified as sellers on Exhibit B thereto, in each case as amended from time to time.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any fracking fluid or other constituent in produced water,  gas, crude oil or petroleum or petroleum wastes, products, by products, or derivatives thereof.

“HSE” has the meaning set forth in the Preamble.

“HSE Prepared Returns” has the meaning set forth in Section 5.11(b)(ii).

“HSI” means Hart Strategic Investments, Ltd., a Texas limited partnership.

“Indebtedness” means any of the following, but only to the extent incurred or accrued prior to, and outstanding as of, the Closing: (i) indebtedness of the Company for money borrowed (including any prepayment penalties, fees, premiums or expenses with respect thereto); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable (including derivative financial instruments such as foreign currency contracts and interest rate swaps, letters of credit and performance or surety bonds), including the current portion of such indebtedness; (iii) all obligations of the Company under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (iv) [Intentionally Blank] and (v) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Encumbrance on any property or asset of the Company (whether or not such obligation is assumed by the Company).

“Indemnified Party” means each Person entitled to indemnification in accordance with Article VII.

“Indemnified Taxes” means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract or other agreement entered into (or assumed) by the Company on or prior to the Closing Date, whether disputed or not):

(a)                                 all Taxes of the Company (other than Transfer Taxes which are governed by clause (d) below) for any Pre-Closing Tax Period, or the portion of any Straddle Period ending on the Closing Date, to the extent such Taxes were not included as a current liability in the computation of Final Net Working Capital, as finally determined;

(b)                                 all Taxes for which the Company is liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date;

(c)                                  all Taxes resulting from a breach of a covenant or other agreement of Transferor contained in Section 5.11 or Section 5.1(b)(xii);

(d)                                 Transferor’s allocable share of any Transfer Taxes described in Section 5.11(a); and

(e)                                  all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (i) was received by the Company on or before the Closing Date, (ii) was included in the computation of Final Net Working Capital, as finally determined or (iii) gave rise to a payment to, or for the benefit of Transferor, under Section 5.11(h).

“Indemnifying Party” means each Person from whom indemnification may be required in accordance with Article VII.

“Indemnity Notice” has the meaning set forth in Section 7.4(b).

“Indemnity Period” has the meaning set forth in Section 7.1.

“Independent Contractor” means an individual (other than an employee of the Company or its Affiliates), not a business organization, who has been engaged by a Person to provide services for the benefit of the Person.

“Insurance Policy” has the meaning set forth in Section 3.12.

“Intellectual Property” means all intellectual property rights of any kind including all patents, trademarks, service marks, logos, domain names, trade names, copyrights, trade secrets, know-how, and inventions, discoveries, ideas, databases, plans, lists and similar rights, and all registrations of, applications for, and other rights with respect to any of the foregoing.

“Knowledge” means with respect to the Company, the actual knowledge of Terry Bailey, Chris Cooper, Ricky Earl Chandler, Jr. and Nevin Bannister after reasonable consultation with senior managers of the Company without any duty of inquiry of third parties.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Liability” means any liability, debt, loss, damage, adverse claim, fine, penalty or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses (including attorneys fees and costs of investigation) relating thereto.

“Lotus” shall have the meaning assigned to such term in the Recitals.

“Material Adverse Effect” means, with respect to any given Person, any result, event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material and adverse effect on the business, assets, financial condition or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the business, assets, financial condition or results of operations of such Person to the extent arising or resulting from (a) changes in the general state of the industries in which such Person operates solely to the extent such changes to do not have a disproportionate effect on such Person, (b) changes in general economic conditions (including changes in commodity prices or interest rates) solely to the extent such changes to do not have a disproportionate effect on such Person, (c) the announcement or proposed consummation of the transactions contemplated by this Agreement (provided, that the exceptions in this clause (c) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (d) changes in applicable Law or the interpretation or enforcement thereof, (e) changes in GAAP or the interpretation thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person or (g) compliance with the terms of, or the taking of any action required by, this Agreement.

“Material Agreements” has the meaning set forth in Section 3.7(a).

“Materiality Requirements” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Company Material Adverse Effect,” or a “NGL Material Adverse Effect,” or be or not be “reasonably expected to have a Company Material Adverse Effect,” or “reasonably expected to have a NGL Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Maximum Holdback Earn-Out Amount” means $60,000,000.

“MCC” means MCC Energy Ventures, LLC, a Delaware limited liability company.

“Minimum Claim Amount” has the meaning set forth in Section 7.2(b)(iii).

“Net Working Capital” means, on a consolidated basis for the Company (a) total current assets (excluding cash and cash equivalents and Affiliate receivables), less (b) total current liabilities for the Company (excluding the current portion of long-term Indebtedness and any payables owing to any other Affiliated Company), in each case calculated in accordance with GAAP; provided, Net Working Capital shall exclude all deferred Tax items.

“Net Working Capital Closing Statement” has the meaning set forth in Section 2.2(b).

“NGL” has the meaning set forth in the Preamble.

“NGL Closing Deliverables” has the meaning set forth in Section 2.1(c).

“NGL Group Entities” has the meaning set forth in the Preamble.

“NGL Indemnified Parties” has the meaning set forth in Section 7.2(a).

“NGL Material Adverse Effect” means a Material Adverse Effect with respect to the NGL Group Entities, taken as a whole, or a material adverse effect on the ability of any of the NGL Group Entities to consummate the transactions provided for herein or to perform their obligations hereunder.

“Non-Competition Agreement” means that certain Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit E.

“Notice” has the meaning set forth in Section 9.1.

“OBD” means OWL BD, LLC, a Texas limited liability company.

“OWL Affiliate Guaranty” means the Affiliate Guaranty executed by each OWL Partner.

“OWL GP” means Oilfield Water Lines GP, LLC, a Texas limited liability company.

“OWL Parent Guaranty” means the Affiliate Guaranty executed by OWL.

“OWL Partners” means those certain Persons set forth on Schedule 1.1.

“Party” or “Parties” means any party to this Agreement.

“Permits” has the meaning set forth in Section 3.6(b).

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings for which appropriate reserves have been made on the books of the Company, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar encumbrances entered into in the ordinary course of business, which (i) do not materially detract from the value of the Real Property, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (e) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (f)  Encumbrances that will no longer exist either at or prior to the Closing.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 5.11(b)(i).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.11(f)(ii).

“Real Property” has the meaning set forth in Section 3.10(b).

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, rights-of-way, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Referee” has the meaning set forth in Section 2.2(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment, including the subsurface.

“Representative” means Oilfield Water Lines, LP, a Texas limited partnership, in its capacity as representative and agent for Transferor and the Transferor Indemnified Parties pursuant to the authority granted pursuant to Article X.

“Required Capital Expenditures” means the aggregate capital expenditures and/or costs incurred by (x) the Company prior to (and which remain unpaid as of) the Closing Date and (y) the Company or its Affiliates following the Closing Date, in each case which were directly related to the installation and completion of the salt water disposal well located at the Real Property to make it fully functional in accordance with the Company’s and the Affiliated Companies’ historical quality and performance standards, including, without limitation, the removal of a Rensal pump and replacement installation of a Baker Hughes 700 hp H-Pump at the Real Property and the completion of related electrical installation work.

“Rights-of-Way” has the meaning set forth in Section 3.10(d).

“SEC” means the Securities and Exchange Commission.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates, facilities or operations of the Company.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, or (ii) such Person directly or indirectly is, or beneficially owns or controls a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, inventory or other charge of any kind whatsoever, including tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from federal, state, local or foreign applicable law, by contract, as successor, or transferee, and any interest, penalty, or addition with respect to any of the foregoing, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 5.11(e)(i).

“Tax Contest” has the meaning set forth in Section 5.11(e)(ii).

“Tax Incentive” has the meaning set forth in Section 3.13(g).

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Texas Courts” has the meaning set forth in Section 9.2(a).

“Third Party” means any Person other than the Parties or any of their respective Affiliates or any successors and assigns to the foregoing.

“Transaction Documents” means each agreement delivered by the Parties pursuant to this Agreement.

“Transaction Expenses” means, with respect to any Party, the aggregate amount of all out-of-pocket fees and expenses, incurred by such Party and its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, which shall include (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity on behalf of such Party or its Subsidiaries; (b) any fees or expenses associated with obtaining the release and termination of any Encumbrance; (c) all brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts; and (e) all sale, change of control, “stay-around,” retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby, in all cases, whether payable prior or on the Closing Date or thereafter (and the employer portion of any payroll Taxes associated with any of the foregoing payments).

“Transfer Taxes” means any sales, use, documentary, stamp, registration, recording, transfer, property, ad valorem or similar Taxes or fees imposed on the transfer of the Transferred Interests as contemplated by this Agreement.

“Transferor” has the meaning set forth in the Preamble.

“Transferor Basket” has the meaning set forth in Section 7.2(b)(iii).

“Transferor Closing Deliverables” has the meaning set forth in Section 2.1(b).

“Transferor Disclosure Schedule” means the disclosure schedule prepared and delivered by Transferor as of the Execution Date pursuant to the terms and conditions hereof.

“Transferor Escrow Amount” means $1,500,000.00.

“Transferor Indemnified Parties” has the meaning set forth in Section 7.3.

“Transferred Interests” has the meaning set forth in the Recitals.

“Trust” has the meaning set forth in the Recitals.

“Unpaid Transaction Costs” means all Transaction Expenses of the Company not included in the calculation of Final Net Working Capital and not paid by the Company prior to the Closing Date.

“WARN” has the meaning set forth in Section 3.14(j).

1.2                               Rules of Construction.

(a)                                 The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  Unless otherwise indicated, all references to an “Exhibit” followed by a letter refer to the specified Exhibit to this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Transferor Disclosure Schedule and the Exhibits) and not to any particular Article, Section or other portion hereof.

(b)                                 The Transferor Disclosure Schedule will be deemed part of this Agreement and included in any reference to this Agreement.  The Transferor Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Transferor Disclosure Schedule relates; provided, however, that any fact or item that is disclosed in any section of the Transferor Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of Transferor shall be deemed to be disclosed in such other sections of the Transferor Disclosure Schedule, as applicable, notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Transferor Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii)  “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles as amended from time to time (“GAAP”) applied on a consistent basis.  If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any Party hereto is also a reference to such Party’s permitted successors and assigns.

(d)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.

ARTICLE II
TRANSFER

2.1                               Transfer and Closing.  Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at the offices of Winston & Strawn, LLP, 35 W. Wacker Drive, Chicago, Illinois 60601 on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than the conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., Chicago time, or such other place, date and time as may be mutually agreed upon in writing by Representative and HSE.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, Transferor shall assign, convey, transfer and deliver to HSE, and HSE shall acquire, accept and receive from Transferor, the Transferred Interests, in each case free and clear of all Encumbrances of any kind (other than restrictions under applicable securities Laws), in exchange for aggregate consideration equal to (i) $72,000,000.00 (the “Aggregate Consideration”) (as adjusted pursuant to Section 2.2), minus (ii) the Estimated Closing Indebtedness Pay-Off Amount, minus (iii) the Estimated Unpaid Transaction Costs Amount, plus (iv) the Estimated Closing Cash Amount (collectively, the “Estimated Aggregate Consideration”) which shall be paid as follows at the Closing:

(i)                                     Cash Consideration.  HSE shall pay to Transferor an aggregate amount in cash equal to: (x) the Estimated Aggregate Consideration minus (y) the Transferor Escrow Amount (the “Estimated Cash Consideration”).

(ii)                                  Transferor Escrow Amount.  The Transferor Escrow Amount shall be wired to the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b)                                 At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, Transferor shall deliver (or cause to be delivered) the following (collectively, the “Transferor Closing Deliverables”):

(i)                                     a certificate in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that Transferor is not a “foreign person” within the meaning of Section 1445 of the Code;

(ii)                                  a properly completed and duly executed IRS Form W-9 by Transferor establishing that Transferor is exempt from U.S. back-up withholding;

(iii)                               [Intentionally Blank]

(iv)                              [Intentionally Blank]

(v)                                 the Non-Competition Agreements executed by Transferor, Chris Cooper and Nevin Bannister;

(vi)                              [Intentionally Blank]

(vii)                           pay-off letters and lien releases from holders of all Indebtedness of the Company, in form and substance reasonably satisfactory to HSE and, in any event, authorizing the release of any Encumbrances upon payment of the applicable pay-off amount;

(viii)                        (A) the Bailey Group Guaranty, executed by Terry G. Bailey, (B) the Boyd Guaranty, executed by Gary W. Boyd, (C) the OWL Parent Guaranty, executed by OWL, and (D) the OWL Affiliate Guaranty, executed by the OWL Partners;

(ix)                              the Escrow Agreement, executed by Transferor;

(x)                                 all consents set forth on Section 3.2(c) of the Transferor Disclosure Schedule in form and substance reasonably satisfactory to HSE;

(xi)                              an executed release from Transferor, OWL, Terry G. Bailey and Gary Boyd, in the form attached as Exhibit G;

(xii)                           written resignations of all of the officers and managers of the Company in form and substance reasonably satisfactory to HSE; and

(xiii)                        [Intentionally Blank]

(xiv)                       [Intentionally Blank]

(xv)                          [Intentionally Blank]

(xvi)                       [Intentionally Blank]

(xvii)                    [Intentionally Blank]

(xviii)                 [Intentionally Blank]

(c)                                  At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the NGL Group Entities shall deliver the following (or cause to be delivered) (collectively, the “NGL Closing Deliverables”):

(i)                                     [Intentionally Blank]

(ii)                                  [Intentionally Blank]

(iii)                               the executed Escrow Agreement; and

(iv)                              the Non-Competition Agreement executed by HSE.

(v)                                 [Intentionally Blank]

(vi)                              [Intentionally Blank]

2.2                               Working Capital Adjustment.

(a)                                 The Company will, in good faith and in consultation with HSE, prepare and deliver to HSE within three (3) days before the Closing Date (i) a calculation of the Closing Indebtedness Pay-Off Amount (the “Estimated Closing Indebtedness Pay-Off Amount”), (ii) a calculation of the Closing Cash Amount (the “Estimated Closing Cash Amount”), and (iii) a calculation of the amount of Unpaid Transaction Costs (the “Estimated Unpaid Transaction Costs Amount”), (collectively, the items in clauses (i)—(iii) are referred to as the “Estimated Pre-Closing Adjustments”).  The calculation of the Estimated Pre-Closing Adjustments will be prepared by the Company in accordance with the definitions set forth in this Agreement.  If HSE disputes any portion of the Estimated Pre-Closing Adjustments prior to Closing, then HSE and the Company will negotiate in good faith in an effort to resolve any such dispute at or prior to Closing.

(b)                                 No later than ninety (90) days following the Closing, HSE shall cause to be prepared (i) a statement of the Net Working Capital of the Company as of the Calculation Date (the “Net Working Capital Closing Statement”) and (ii) a calculation of the Closing Indebtedness Pay-Off Amount, the Closing Cash Amount and the Unpaid Transaction Costs prepared in accordance with the definitions set forth in this Agreement (the “Final Cost Adjustments”).  The Net Working Capital Closing Statement shall contain line item detail comparable to the balance sheet included in the most recent Financial Statements with respect to the components of the Net Working Capital of the Company as of the Calculation Date.  The Representative, on behalf of Transferor, shall have a period of thirty (30) days following its receipt of the Net Working Capital Closing Statement, the Final Cost Adjustments and related worksheets to provide written notice of the Representative’s objection, on behalf of Transferor, to the Net Working Capital Closing Statement, the Final Cost Adjustments or the related worksheets (which notice shall state the basis for the Representative’s objection).  If, within such thirty (30) day period, the Representative, on behalf of Transferor, has not given HSE written notice of its objection to the Net Working Capital Closing Statement, the Final Cost Adjustments or the related worksheets, then the Net Working Capital and the Final Cost Adjustments respectively reflected therein shall be binding and conclusive on the Parties and used in making the adjustment provided for in Section 2.2(c).  If the Representative, on behalf of Transferor, timely provides any such objection, Transferor and HSE shall work in good faith to resolve any differences with respect thereto.  If, at the end of a fifteen (15)-day period from the date of delivery of any objection by the Representative, on behalf of Transferor, there are any matters that remain in dispute, then the remaining matters in dispute shall be submitted to Hein & Associates (the “Referee”) within the following five (5) Business Days for resolution.  The Referee shall make a determination with respect to the disputed matters submitted to it and determine the Net Working Capital of the Company and the Final Cost Adjustments as of the Calculation Date within 30 days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each Party shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the determination by the Referee of the Net Working Capital of the Company and the Final Cost Adjustments as of the Calculation Date, as set forth in a written notice delivered to each of the Representative, on behalf of Transferor, and HSE by the Referee, shall be calculated in accordance with the past practices utilized in preparing the most recent Financial Statements, and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iii) the fees and expenses of the Referee shall be borne one-half by Transferor and one-half by HSE.  The final Net Working Capital of the Company as of the Calculation Date, as determined in accordance with this Section 2.2(b), is referred to as the “Final Net Working Capital.”

(c)                                  If the Final Net Working Capital is less than zero, Transferor shall promptly pay to HSE an aggregate amount in cash equal to such deficiency.  If the Final Net Working Capital is greater than zero, HSE shall pay to Transferor on a dollar-for-dollar basis the amount of such excess in cash; provided, however, such payment by HSE shall not be due and payable to Transferor until the thirtieth (30th) day following the date that HSE has collected an aggregate amount of Accounts Receivable in excess of the aggregate current liabilities included in the calculation of Final Net Working Capital.  In the event the sum of (i) the Closing Cash Amount minus (ii) the Closing Indebtedness Pay-Off Amount minus (iii) the Unpaid Transaction Costs set forth in the calculation of the Final Cost Adjustments is less than such sum set forth in the calculation of the Estimated Pre-Closing Adjustments, Transferor shall promptly pay the amount of such deficiency to HSE in cash.  In the event such sum set forth in the calculation of the Final Cost Adjustments is greater than the sum set forth in the calculation of the Estimated Pre-Closing Adjustments, HSE shall promptly pay to Transferor the amount of such excess in cash.

2.3                               Post-Closing Consideration.

(a)                                 During the six-month period beginning on the Closing Date (the “Earn-Out Period”), HSE shall, no later than thirty (30) days following the end of each calendar month included therein (beginning with the first full calendar month immediately following the Closing), prepare and deliver to the Representative, on behalf of Transferor and the Affiliated Transferors, a written calculation of Adjusted EBITDA for such immediately preceding calendar month (the “EBITDA Report”).  In the event the Representative, on behalf of Transferor and the Affiliated Transferors, does not deliver written notice to HSE objecting to the calculation of Adjusted EBITDA set forth in the applicable EBITDA Report within ten (10) Business Days following receipt thereof, then the Representative, on behalf of Transferor and the Affiliated Transferors, shall be deemed to have accepted such EBITDA Report and waived any objection to the calculations of Adjusted EBITDA set forth therein.  In the event the Representative, on behalf of Transferor and the Affiliated Transferors, deliver such a written objection notice to HSE within such ten (10) Business Days, the Parties shall work in good faith to resolve any such disputes.  In the event any such disputes are not resolved by the Parties within thirty (30) days, such dispute shall be referred to the Referee who shall resolve any such dispute.  The Referee shall be provided such work papers and other documents and information relating to the dispute as are reasonably requested by the Referee (subject to any confidentiality agreement required by HSE).  The Referee shall be instructed to make his determination within thirty (30) days of submittal thereto.  The decision of the Referee, absent manifest error, shall be binding on the Parties.

(b)                                 In the event the Adjusted EBITDA in any single calendar month during the Earn-Out Period (as finally determined pursuant to Section 2.3(a) above) exceeds Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($3,333,333), then HSE shall cause to be paid to Transferor and the other Affiliated Transferors (pro rata in accordance with the percentages set forth on Section 2.3 of the Transferor Disclosure Schedule) an aggregate amount in cash equal to (i) the amount by which the highest monthly Adjusted EBITDA during the Earn-Out Period exceeds Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars ($3,333,333) times (ii) Seventy-Two (72) (the “Actual Earn-Out Amount”); provided, in no event shall the aggregate amount payable to Transferor and the other Affiliated Transferors pursuant to this Section 2.3(b) and the Affiliate Transfer Agreements be deemed to exceed the Maximum Holdback Earn-Out Amount.  The Actual Earn-Out Amount shall be paid by HSE to Transferor and the other Affiliated Transferors in accordance with this Section 2.3(b) in immediately available funds to such accounts as the Transferor and the other Affiliated Transferors may designate; provided that any such payment shall occur within fifteen (15) calendar days of the first to occur of (y) such date that it is finally determined (in accordance with subsection (a) above) that an EBITDA Report reflects that the Actual Earn-Out Amount equals or exceeds the Maximum Holdback Earn-Out Amount and (z) the final EBITDA Report of the Earn-out Period is finally determined (in accordance with subsection (a) above).  With respect to any portion of the Maximum Holdback Earn-Out Amount remaining after payment of the Actual Earn-Out Amount, neither NGL nor HSE shall have any further obligation, and Transferor and the other Affiliated Transferors shall have no further right or claim, with respect to such excess amount which shall remain the property of HSE.  Any amounts payable hereunder shall be allocated pro rata among Transferor and the other Affiliated Transferors in accordance with the percentages set forth on Section 2.3 of the Transferor Disclosure Schedule; provided all such amounts shall be subject to the offset rights set forth in Section 7.6.

2.4                               Withholding.  HSE and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement amounts that HSE or the Company is required to deduct and withhold under the Code or other provisions of any Tax Law; provided, however, if Transferor timely delivers the documents set forth in Section 2.1(b)(i) and (ii), HSE and the Company currently acknowledge that neither HSE nor Company should have any obligation to withhold any amounts in connection with the transactions contemplated by this Agreement.  If HSE or the Company subsequently determines that HSE or the Company is required to deduct and withhold any amounts payable under this Agreement, HSE shall provide the Representative reasonable notice of such withholding and HSE shall cooperate with the Representative to reduce (or eliminate) the amount of required withholdings withheld under the Code or other provision of applicable Tax Law.  To the extent there is any withholding, all amounts withheld shall be treated for all purposes of this Agreement as being timely paid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Except as disclosed in the Transferor Disclosure Schedule, as of the Execution Date and as of the Closing Date, Transferor makes to the NGL Group Entities the representations and warranties set forth in this Article III, as follows:

3.1                               Organization; Qualification.

(a)                                 The Company has been duly formed and is validly existing and in good standing under the applicable Laws of its jurisdiction of formation with all requisite power and authority (corporate or otherwise) to own, lease or otherwise hold and operate its properties and assets and to carry on the Business as presently conducted.  The Company is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)                                 Except as set forth on Section 3.1(b) of the Transferor Disclosure Schedule, the Company does not have any Subsidiaries.

(c)                                  The Company has heretofore made available to HSE complete and correct copies of the limited liability company agreement of the Company.

3.2                               Authority; No Violation; Consents and Approvals.

(a)                                 The Company has all requisite power and authority (corporate or otherwise) to enter into this Agreement and each Transaction Document to which it is a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which the Company is a party and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company, and no other corporate, company, shareholder, partnership or similar proceeding on the part of the Company or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and each Transaction Document to which the Company is a party.

(b)                                 This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)                                  Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby nor the performance by the Company under this Agreement or any Transaction Document to which the Company is a party will (i) violate, conflict with or result in a breach of any provision of the limited liability company agreement of the Company; (ii) require any consent, approval, authorization or Permit of, registration, declaration or filing with, or notification to, any Governmental Entity (each, a “Governmental Authorization”), except as may be required under the Hart-Scott-Rodino Act or any state or federal securities laws or any other Governmental Authorization that may be obtained after the Closing without penalty; (iii) other than as set forth on Section 3.2(c) of the Transferor Disclosure Schedule, require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract or Permit; (iv) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of the Company or restrict, hinder, impair or limit the ability of the Company to carry on the Business; or (v) violate or conflict with any Law applicable to the Company.

3.3                               Capitalization.

(a)                                 The Transferred Interests represent all of the issued and outstanding equity interests of the Company.

(b)                                 (i) Except as set forth in the certificate of formation of the limited liability company agreement of the Company, there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in the Company; (ii) there are no outstanding securities or obligations of any kind of the Company that are convertible into or exercisable or exchangeable for any equity interest in the Company, and the Company does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of the Company; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of the Company having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in the Company on any matter; and (v) except as set forth in the certificate of formation or limited liability company agreement for the Company, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which the Company is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of the Company.

(c)                                  The Company does not have any outstanding loans or advances or capital contributions to, or investments in, any corporation, partnership or other Person.

3.4                               Financial Statements.

(a)                                 Attached hereto as Section 3.4 of the Transferor Disclosure Schedule are the unaudited financial statements of the Company as of and for the year ended December 31, 2012 and the three-month period ending March 31, 2013 (collectively, the “Financial Statements”), including all related notes and schedules thereto.  The Financial Statements fairly present in all material respects the financial position of the Company, as of the respective dates thereof, and the results of operations, cash flows and changes in members’ equity of the Company for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments and the absence of financial footnotes), and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b)                                 The Accounts Receivable included in the calculation of Net Working Capital (i) were acquired by the Company in the ordinary course of business and represent fully completed bona fide transactions that require no further act on the part of the Company; (ii) are not subject to any claim, counterclaim, set-off or deduction; (iii) represent valid obligations owing to the Company enforceable in accordance with their terms; and (iv) are not subject to any dispute with or modification by the obligors thereof.

3.5                               Undisclosed Liabilities; Indebtedness.  The Company does not have any Liability that is not shown on or provided for in the Financial Statements, other than Liabilities incurred or accrued in the ordinary course consistent with past practice since January 1, 2013 and reflected in the calculation of Net Working Capital pursuant to Section 2.2.  Except as set forth on Section 3.5 of the Transferor Disclosure Schedule, the Company does not have any outstanding Indebtedness.

3.6                               Compliance with Applicable Laws; Permits.

(a)                                 The Company is in compliance in all material respects with all applicable Laws.  The Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Laws.  To the Knowledge of the Company, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)                                 Except as set forth on Section 3.6(b) of the Transferor Disclosure Schedule, the Company is in possession of all franchises, grants, registrations, authorizations, licenses, permits (including Environmental Permits), easements, variances, exemptions, consents, certificates, approvals and orders (collectively, the “Permits”) necessary to own, lease and operate its properties and to lawfully carry on the Business as it is now being conducted.  Section 3.6(b) of the Transferor Disclosure Schedule sets forth a list of all such Permits.  All Permits are in full force and effect, and the Company has not received written notice that such Permits will not be renewed in the ordinary course after Closing.  The Company is not in default or violation in any material respect with any of the Permits.  The consummation of the transactions hereunder will not violate or result in the modification, suspension or termination of any such Permit.

3.7                               Certain Contracts and Arrangements.

(a)                                 Section 3.7(a) of the Transferor Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following Contracts (including currently effective amendments and modifications thereto), other than commitments to issue owner’s title insurance policies and owner’s title insurance policies, to which the Company is a party, by which any of its properties are bound or that relate to the conduct of the Business (collectively, the “Material Agreements”):

(i)                                     agreements involving payments to or from the Company of at least $75,000 per year;

(ii)                                  vendor or similar agreements involving payments to or from the Company in excess of $75,000 per year;

(iii)                               Contracts, or a group of related Contracts with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $75,000;

(iv)                              Contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to Indebtedness;

(v)                                 real property leases calling for payments by the Company of amounts greater than $75,000 per year;

(vi)                              partnership, royalty or joint venture agreements;

(vii)                           Contracts limiting the ability of the Company to compete in any line of business or with any Person or in any geographic area;

(viii)                        Contracts relating to any outstanding commitment for capital expenditures;

(ix)                              (A) Collective Bargaining Agreements between the Company and any Person, (B) Employment Agreements between the Company and any Person, and (C) Contracts between the Company and any Independent Contractor and (D) the Company Plans, in each instance excluding at-will employment or Independent Contract or arrangements that may be terminated by the Company without notice and without Liability;

(x)                                 Contracts not entered into in the ordinary course of the Business;

(xi)                              Contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)                           Contracts providing for indemnification of any officer, employee, member, manager or director of the Company;

(xiii)                        agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to the Company;

(xiv)                       all verbal Contracts (excluding at-will employment or Independent Contract or arrangements that may be terminated by the Company without notice and without Liability); and

(xv)                          Contracts not otherwise disclosed in (i) — (xiv) above that are currently in effect and to which the Company or its respective properties are bound that are material to the Business.

(b)                                 Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Material Agreement may be limited by applicable Laws and public policy, each Material Agreement (i) to the extent that the Company is a party to such Material Agreement, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(c)                                  There is not under any Material Agreement any default or event, that, with notice or lapse of time or both, would reasonably be expected to constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

(d)                                 The Company has not (i) received written notice of, and there has not occurred, any breach of or violation or default under any Material Agreement or any condition which with the passage of time or the giving of notice or both would result in such a violation or default under any Material Agreement, or (ii) received written notice of the desire of the other party or parties to any such Material Agreement to exercise any rights such party has to cancel, terminate, renegotiate or repudiate such contract or exercise remedies thereunder.

(e)                                  True and complete copies of all Material Agreements to which the Company is a party or is bound have been delivered or made available to HSE by Transferor.  The Company is not party to or bound by any Contract (other than the Material Agreements) that cannot be terminated by the Company on less than ninety (90) days notice without penalty.

3.8                               Legal Proceedings.

(a)                                 There are no pending, or, to the Knowledge of the Company, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting the Company or any of its properties, assets, operations or the Business.  The Company is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal, and none of the properties or operations of the Business is subject to or in default under any such judgment, order, injunction or decree.  There is no pending or, to the Knowledge of the Company, threatened investigation of or affecting the Company or any of its properties, assets or operations or the Business by any Governmental Entity.

(b)                                 There is no pending, or to the Knowledge of the Company, threatened action, lawsuit, claim or proceeding, whether at law or in equity or in any arbitration or similar proceeding to which the Company is a party or subject that could reasonably be expected to adversely affect the Company’s or Transferor’s performance of their obligations under this Agreement or the consummation of the transactions contemplated hereby.

3.9                               Environmental Matters.

(a)                                 The operations of the Business and the Company have been and are in compliance in all material respects with all Environmental Laws and Environmental Permits and no material Liability has arisen related to the Business and the Company under any Environmental Law or Environmental Permit.

(b)                                 There are no past or present facts, conditions or circumstances that interfere with the conduct of the Business in the manner now conducted or that interfere with continued compliance in all material respects with any Environmental Law or Environmental Permit.

(c)                                  The Company has obtained and will maintain in full force and effect all Permits required by Environmental Laws, including any permits required by the Railroad Commission of Texas (collectively, the “Environmental Permits”), and has timely made and will timely make all filings, permit renewal applications, reports and notices required under applicable Environmental Laws or Environmental Permits in connection with the operations of the Business or the transfer of the Environmental Permits to HSE.

(d)                                 The Company is not the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter).

(e)                                  The Company has not received any written communication from any Governmental Entity or other Person and is not subject to any pending or threatened claim,

demand, proceeding or complaint (i) alleging, with respect to any such party, the violation of or liability under any Environmental Law or Environmental Permit related to the Business or by the Company or (ii) requesting, with respect to related to the Business or the Company, information with respect to an investigation pursuant to any Environmental Law or Environmental Permit.

(f)                                   There has been no Release of any Hazardous Material related in any way to the operation of the Business or from or in connection with the Leased Real Property or any properties formerly owned or leased by the Company or related to the Business, except, in each case, a Release of a Hazardous Material in compliance with Environmental Laws and Environmental Permits.

(g)                                  Except as set forth on Section 3.9(g) to the Transferor Disclosure Schedule and to the Knowledge of the Company, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the Leased Real Property.

(h)                                 The Company has provided true and complete copies of all Phase I environmental site assessment reports, Phase II reports, environmental or health and safety compliance reports, agreements, consent orders, consent decrees, pleadings, violation notices or other notices of liability or alleged violation related, in each case, to Environmental Laws, Environmental Permits or Hazardous Materials, in the Company’s or any Affiliate’s control or possession.

3.10                        Properties.

(a)                                 The Company does not own any real property.

(b)                                 Section 3.10(b) of the Transferor Disclosure Schedule sets forth a list by street address of all the real property that is leased, subleased or occupied pursuant to similar agreements by the Company (together with all Rights-of-Way (as defined below), plants, buildings, structures, installations, fixtures, fittings, improvements, betterments and additions situated thereon, and all privileges and appurtenances thereto, the “Leased Real Property” or the “Real Property”).  Except as set forth on Section 3.10(b) of the Transferor Disclosure Schedule, the Company has a valid and enforceable leasehold interest in each Lease free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth on Section 3.10(b) of the Transferor Disclosure Schedule, each Lease is in full force and effect and no Company party is in default thereunder.  The Company has made available to the NGL Group Entities true, correct and complete copies of all Real Property Leases.  Except as set forth on Section 3.10(b) of the Transferor Disclosure Schedule, all Leased Real Property is leased to the Company pursuant to written leases, the Company has not subleased any Leased Real Property, and there are no other parties occupying, or with a right to occupy the Leased Real Property.  All facilities located on or comprising the Leased Real Property (i) have received all Permits required in connection with the operation thereof, (ii) have been operated and maintained in all material respects in accordance with all applicable Laws, (iii) are or may be supplied with utilities and other services reasonably necessary for the operation of such facilities, (iv) are in good condition and the systems located therein are in good working order and condition and (v) are located on such

Leased Real Property and (unless expressly permitted to do so) do not encroach on any adjoining property owned by others or public rights of way.  The Closing will not affect the enforceability against any Person of any Real Property Lease or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of its business.

(c)                                  The Leased Real Property constitutes all of the real property interests owned or leased by the Company and used in the conduct of the Business.  All Equipment and Improvements used by the Company in the Business are located on the Leased Real Property.  To the Knowledge of the Company, there are no facts or conditions affecting any of the Leased Real Property which would interfere with the use or occupancy of such Leased Real Property in the operation of the Business.

(d)                                 The Company has such consents, easements, rights-of-way, Permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct the Business subject to the limitations contained in Section 3.10(d) of the Transferor Disclosure Schedule.  The Company has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred or is anticipated to occur that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in a default thereunder or any impairment of the rights of the holder of any such Rights-of-Way, and none of such Rights-of-Way contain any restriction that is materially burdensome to the Company.

(e)                                  Except as set forth on Section 3.10(e) of the Transferor Disclosure Schedule, the Company has good and valid title to all material items of tangible personal property used in or necessary for the operation of the Business, free and clear of all Encumbrances.

3.11                        Condition and Sufficiency of Company Assets.  The Equipment and Improvements of the Company are in good operating condition and repair and adequate for the uses to which they are being put, except (i) for ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the ordinary course of business.  Other than as set forth on Section 3.11 of the Transferor Disclosure Schedule, the assets reflected on the most recent balance sheet included in the Financial Statements are sufficient for the operation of the Business as conducted prior to the Execution Date.  Other than as set forth on Section 3.11 of the Transferor Disclosure Schedule, all tangible and intangible properties and rights of the Company are in the possession, or under the control, of the Company.

3.12                        Insurance.  The Company has not received any notice from any insurance company or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument (an “Insurance Policy”) pursuant to which the Company is insured or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Insurance Policy.  All such Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date in all material respects.  The Company is in compliance with the terms of all Insurance Policies in all material respects; and there are no claims by the Company under any such Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.  Section 3.12 of the Transferor Disclosure Schedule sets forth a list of all such Insurance Policies.

3.13                        Tax Matters.

(a)                                 The Company has timely filed all Tax Returns required to be filed by the Company.  All such Tax Returns were true, correct, and complete in all material respects.  Except as set forth on Section 3.13(a) of the Transferor Disclosure Schedule, all Taxes of the Company due and payable with respect to such Tax Returns (whether or not shown as due on a Tax Return), or otherwise payable by a Company, have been timely paid.

(b)                                 There are no Encumbrances for Taxes on any assets of the Company, other than Permitted Encumbrances.

(c)                                  The Company has timely and properly withheld or collected (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes.  The Company timely remitted all withheld or collected Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(d)                                 The Company has never been a member of any Affiliated Group.  The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or contractual liability.  The Company is not party to any agreement relating to the allocation or sharing of responsibilities for Taxes or the sharing of Tax benefits or refunds.

(e)                                  No audits or other legal proceedings are in progress, pending, or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of or with respect to, the Company.  The Company has not received a notice from any Governmental Entity that the Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pay Taxes.

(f)                                   Except as set forth on Section 3.13(f) of the Transferor Disclosure Schedule, the Company has no request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company.  No power of attorney granted by the Company with respect to any Taxes is currently in force.  The Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(g)                                  The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction (collectively, a “Tax Incentive”) that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.

(h)                                 The Company is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; or (v) an agreement entered into with any Government Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date.  The Company has not made an election (including a protective election) pursuant to Code Section 108(i).

(i)                                     The Company owns no interest in any Flow-Thru Entity.

(j)                                    The Company is (and has at all times been) treated either as a partnership or disregarded entity for all applicable income Tax purposes and no election is pending to treat the Company as a corporation.

3.14                        Employment and Benefits Matters.

(a)                                 The Company has delivered to HSE a complete and accurate list of all the employees of the Company and all of its the Independent Contractors, specifying whether they are employees of the Company or Independent Contractors thereof, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or date of engagement as an Independent Contractor), work location, length of service, together with a notation next to the name of any Person on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement with the Company.

(b)                                 Section 3.14(b) of the Transferor Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan of the Company or any ERISA Affiliate of the Company (each, the “Company Plan”).  True, correct and complete copies of each Company Plan and any related documents, including all amendments thereto, summary plan descriptions or summaries provided by the applicable insurance company, related trust agreements, insurance contracts and other funding agreements that implement each such Company Plan, full details of any unwritten Company Plan, any correspondence from a Governmental Entity with respect to any matter that remains unresolved, or any matter that resulted in the imposition of Liability on the Company or any ERISA Affiliate of the Company, have been furnished to HSE.  There has also been furnished or made available to HSE, with respect to each such Company Plan, if applicable, the most recent favorable determination or opinion letter issued by the Internal Revenue Service, the most recently filed report on Form 5500 (including all schedules and attachments) and the most recent actuarial report or valuation.

(c)                                  Section 3.14(c) of the Transferor Disclosure Schedule sets forth a true and complete list of (i) all employees (whether full or part-time) of the Company and (ii) all Employment Agreements between the Company and any employee of the Company and all Contracts between the Company and any Independent Contractor.

(d)                                 Neither the Company nor any ERISA Affiliate of the Company maintains or has within the last six (6) years, maintained an obligation to contribute to, or has any Liability or potential Liability to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a multiple employer plan described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a multiemployer plan (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e)                                  The Company Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) have received a favorable determination letter from the Internal Revenue Service, or are subject to an opinion letter, regarding such qualified status and (ii) have not, since receipt of the most recent favorable determination or opinion letter, been amended or operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment health, life insurance, or other welfare benefits or coverage, except as required under COBRA (or similar state or local law), and (D) that are “nonqualified deferred compensation arrangements” under Code Section 409A, have been operated in compliance with the applicable provisions of Code Section 409A and the regulations issued thereunder.  The Company is not required to pay, gross up or otherwise indemnify any individual for any Taxes or penalties, including for Taxes or penalties imposed under Code Section 409A.  Neither the Company, nor any ERISA Affiliate has made any commitment to provide any persons any post-termination of employment health, or life insurance, or other welfare benefits or coverage, except as required under COBRA (or similar state or local law).

(f)                                   Except as set forth on Section 3.14(f) of the Transferor Disclosure Schedule, the Company is, and has been in the last three (3) years, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.  There are no pending, or to the Knowledge of the Company, threatened grievance or arbitration demands or proceedings, whether or not filed pursuant to a Collective Bargaining Agreement, with respect to the Business or the employees of the Company.  To the Knowledge of the Company, all employees of the Company are lawfully authorized to work in the United States according to federal immigration Laws.

(g)                                  With respect to certain labor matters: (i) the Company is not a party to, bound by, or in negotiations with respect to, any Collective Bargaining Agreement; (ii) the Company has not agreed to recognize any union or other collective bargaining representative; (iii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company; and (iv) to the Knowledge of the Company, no union or other collective bargaining representative claims to be the exclusive bargaining representative of any of the employees of the Company.  With respect to the Business and the employees of the Company: (i) there are no current or, to the Knowledge of the Company, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years that remain unresolved; (ii) there is no current, pending, or, to the Knowledge of the Company, threatened strikes, disputes, slowdowns, work stoppages or other labor controversies and there have been no such activities within the past three (3) years that remain unresolved; and (iii) there are no unfair labor practice complaints or any union representation questions or certification petitions pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years that remain unresolved.

(h)                                 All contributions or payments required to be made to or with respect to any Company Plan have been timely made and all Liabilities with respect to any Company Plan are properly reflected in the Financial Statements in accordance with GAAP.  There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(i)                                     There are no pending or, to the Knowledge of the Company, threatened actions, lawsuits, claims or legal or arbitral proceedings of any kind in any forum (other than routine claims for benefits under a Company Plan) against, or with respect to, any of the Company Plans or their assets or any Employment Agreement between the Company and any of the employees of the Company or any Contracts with the Independent Contractors, nor is any such Company Plan or any Employment Agreement under investigation or audit by any Governmental Entity, and there have not been any such proceedings in the last three (3) years that remain unresolved, and to the Knowledge of the Company, no basis therefor exists.

(j)                                    There are no pending or, to the Knowledge of the Company, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, or other legal or arbitral proceedings (other than routine qualification determination filings) of any kind in any forum by or on behalf of any current or former employee of the Company, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three (3) years that remain unresolved, and to the Knowledge of the Company, no basis therefor exists.  There are no pending or, to the Knowledge of the Company, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, actions or other legal or arbitral proceeding (other than routine qualification determination filings) of any kind in any forum in which any current or former director, officer, employee or agent of the Company is or may be entitled to indemnification.  To the Knowledge of the Company, the Company has not, and is not required by Law to have, an affirmative action plan, and to the extent that the Company is obligated to develop and maintain an affirmative action plan, no claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or other Governmental Entity and no desk audit or onsite review is in progress with respect to any employee of the Company.  The Company has not had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act (“WARN”) or any comparable state Law within the last three (3) years for which there is any outstanding Liability, and the Company does not plan to take any action in connection with the transactions contemplated by this Agreement that would result in a “mass layoff” or “plant closing” within the meaning of WARN or any comparable state Law.

(k)                                 The Company has timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to current or former employees of the Company or on account of employment.  No vacation, sick or other paid leave payment will be owed by the Company to any employees of the Company upon consummation of, or as a result of, the transactions contemplated by this Agreement.  No former employee of the Company or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, Law, or policy or practice of the Company or a Collective Bargaining Agreement.  The Company is not a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee of the Company, the terms and conditions of employment, or the working conditions of any employee of the Company.

(l)                                     No act, omission or transaction has occurred and, to the Knowledge of the Company, no condition exists with respect to any Company Plan that has, will, or could result in any Liability (other than routine claims for benefits in the ordinary course of business) for which HSE could be responsible.

3.15                        Books and Records.  The minute books of the Company contain true and correct copies of all material actions taken at all meetings of the board of managers of the Company and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2012 and other records have been made available to outside counsel and other advisors to HSE.

3.16                        No Changes or Material Adverse Effects.

(a)                                 Except as set forth on Section 3.16(a) of the Transferor Disclosure Schedule, (i) since January 1, 2013, the Business has been conducted in the ordinary course consistent with past practice and (ii) since March 31, 2013, the Company has not taken any of the actions prohibited by Section 5.1(b).

(b)                                 Except as set forth on Section 3.16(b) of the Transferor Disclosure Schedule, since January 1, 2013, there has not been any change, event, circumstance or occurrence, that, individually or in the aggregate with all other such changes, events circumstances or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.17                        Regulation.  The Company is not, nor will it be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18                        State Regulatory Matters.  No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations under this Agreement.

3.19                        Intellectual Property.  The Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Business as currently being conducted, and, to the Knowledge of the Company, there are no assertions or claims challenging the validity of any of such Intellectual Property.  The conduct of the Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and the Company has not received any notice or assertion of any such conflict.  To the Knowledge of the Company, no Person is infringing any Intellectual Property owned by or licensed by the Company.  Section 3.19 of the Transferor Disclosure Schedule sets forth a list of all Intellectual Property owned or licensed by the Company.

3.20                        Customers and Suppliers.  Section 3.20 of the Transferor Disclosure Schedule contains a true and complete list of (x) the ten (10) largest customers of the Company based on recognized revenues and (y) the ten (10) largest suppliers of goods or services to the Company based on payments made thereto by the Company, in each case during the three (3) most recent fiscal years.  No such customer has terminated or amended, nor has given notice to the Company (nor has the Company any Knowledge of) that it intends to terminate or amend, the terms or amount of services purchased from (or payments made to) the Company during the current fiscal year or following the consummation of the Closing.  The Company has not received any notice from any such supplier that such supplier intends to terminate its business relationship with the Company, nor does the Company have any Knowledge of any such intention that any such supplier intends to terminate its relationship with the Company.

3.21                        Bank Accounts.  Section 3.21 of the Transferor Disclosure Schedule sets forth a true and complete list and description of each bank account used by the Company and the name of each Person authorized to make withdrawals or other transfers from each such account.

3.22                        Brokers’ Fees.  Neither the Company nor any of its officers, directors or managers has employed any broker, finder or similar Person or incurred any liability for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.23                        Certain Business Relationships between the Company and its respective Affiliates.

(a)                                 Except as set forth on Section 3.23(a) of the Transferor Disclosure Schedules, no Affiliate, officer, member, manager or partner of the Company, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Business.

(b)                                 Section 3.23(b) of the Transferor Disclosure Schedule sets forth a true and complete list of all Contracts between any Affiliate, officer, member, manager or partner of the Company, on the one hand, and the Company, on the other hand.

3.24                        [Intentionally Blank]

3.25                        Status of Transferor, Enforceability, Conflicts, Consents, Title.

(a)                                 Transferor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by

Transferor of this Agreement (and any Transaction Document to which Transferor is a party), and the performance by Transferor of its obligations hereunder and thereunder, have been duly and validly authorized and approved by all necessary action on the part of Transferor.

(b)                                 This Agreement (and any Transaction Document to which Transferor is a party), is binding upon, and enforceable against, Transferor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at law or in equity).

(c)                                  Neither the execution or delivery of this Agreement (and any Transaction Document to which Transferor is a party), by Transferor nor the performance by Transferor of its obligations under this Agreement or thereunder will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, (i) any Contract or Permit to which Transferor is a party or is bound or any Law applicable to Transferor, or (ii) any applicable Law or Order.

(d)                                 Other than as may be required under the Hart-Scott-Rodino Act or any state or federal securities laws or any Governmental Entity that may be obtained after the Closing without penalty, no consent, approval, Permit, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Transferor in connection with (i) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (ii) the conduct of the Business following the Closing other than those that may be required solely by reason of HSE’s (as opposed to any other Third Party’s) participation in the transactions contemplated hereby.

(e)                                  No approval by any State Regulatory Authority is required in connection with the execution or delivery of this Agreement by Transferor or the performance by Transferor of its obligations under this Agreement.

(f)                                   Transferor is the record and beneficial owner of the Transferred Interests, free and clear of all Encumbrances of any kind, other than as contemplated in the certificate of formation or the limited liability company agreement of the Company or as may be required under applicable state or federal securities laws.  Such Transferred Interests constitute the only equity interests in the Company owned by Transferor.  The outstanding equity interests of Transferor are owned by the Persons set forth on Section 3.25 of the Transferor Disclosure Schedule.

(g)                                  Transferor is not a foreign person for purposes of Section 1445 of the Code.

(h)                                 Neither Transferor nor any of its officers, directors, managers, members or partners has employed any broker, finder or similar Person or incurred any liability for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NGL GROUP ENTITIES

The NGL Group Entities jointly and severally represent and warrant to Transferor and the Company as of the date hereof and as of the Closing Date:

4.1                               Organization; Qualification.

(a)                                 The NGL Group Entities have been duly formed and are validly existing and in good standing under the applicable Law of each entity’s jurisdiction of formation with all requisite power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.

(b)                                 Each NGL Group Entity has heretofore made available to the Company complete and correct copies of its partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable.

4.2                               Authority; No Violation; Consents and Approvals.

(a)                                 Each NGL Group Entity has all requisite power and authority (corporate or otherwise) to enter into this Agreement and each Transaction Document to which such NGL Group Entity is a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each NGL Group Entity of this Agreement and each Transaction Document to which any such NGL Group Entity is a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such NGL Group Entity, and no other company, partnership or similar proceeding on the part of such NGL Group Entity or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and each Transaction Document to which such NGL Group Entity is a party.

(b)                                 This Agreement and each Transaction Document to which any NGL Group Entity is a party have been duly executed and delivered by each NGL Group Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other Parties, constitute legal, valid and binding agreements of each NGL Group Entity, enforceable against such NGL Group Entity in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)                                  Neither the execution and delivery by each NGL Group Entity of this Agreement and each Transaction Document to which such NGL Group Entity is a party, nor the consummation by each NGL Group Entity of the transactions contemplated hereby or thereby, nor the performance by each NGL Group Entity under this Agreement and each Transaction Document to which such NGL Group Entity is a party will (a) violate, conflict with or result in a breach of any provision of its partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable; (b) require any Governmental Authorization, other than any Governmental Authorization that may be obtained after the Closing without penalty; (c) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement, instrument, license, franchise or other obligation to which such NGL Group Entity is a party or by or to which any of its properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such NGL Group Entity, or restrict, hinder, impair or limit the ability of such NGL Group Entity to carry on its businesses as and where it is being carried on prior to the execution of this Agreement; or (e) violate or conflict with any Law applicable to such NGL Group Entity.

4.3                               Litigation; Orders.  There are no pending or, to the Knowledge of HSE, threatened actions, lawsuits, claims or proceedings, against or relating to any of the NGL Group Entities by or before any Governmental Entity or arbitration tribunal that would adversely affect the ability of the NGL Group Entities to consummate the transactions contemplated hereby or by any Transaction Document to which any NGL Group Entity is a party.  None of the NGL Group Entities is subject to any outstanding judgment, order, injunction or decree that would adversely affect the ability of the NGL Group Entities to consummate the transactions contemplated hereby or by any Transaction Document to which any NGL Group Entity is a party.

4.4                               Sufficiency of Funds.  The NGL Group Entities, collectively, have as of the Execution Date, and will have immediately prior to and at the Closing, sufficient funds in the form of cash, cash equivalents or equity interests to consummate the transactions contemplated by this Agreement and by each Transaction Document to which any NGL Group Entity is a party.

4.5                               Brokers’ Fees.  Neither the NGL Group Entities nor any of their respective officers, directors, managers, members or partners have employed any broker, finder or similar Person or incurred any liability on behalf of any NGL Group Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.6                               [Intentionally Blank]

4.7                               [Intentionally Blank].

4.8                               No Material Adverse Change.  No NGL Material Adverse Effect has occurred since March 31, 2013.

4.9                               Tax Matters.  HSE is treated as a “disregarded entity” for U.S. federal income Tax purposes and is wholly owned by NGL (or an Affiliate of NGL that is disregarded as an entity separate from NGL).

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

5.1                               Conduct of Business.  Except (i) as otherwise permitted by this Agreement, (ii) as otherwise required by Law or (iii) as set forth in Section 5.1(b) of the Transferor Disclosure Schedule, without the prior written consent of HSE (which consent will not be unreasonably withheld, delayed or conditioned), the Company agrees that from the Execution Date through the Closing Date:

(a)                                 The Company shall, except as otherwise permitted under this Section 5.1, (i) conduct the Business in the ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of the Company, to keep available the services of and maintain positive employee relations with the current officers and employees of the Company, and to preserve the relationships of the Company with customers, suppliers and others having business dealings with the Company.

(b)                                 Without limiting the generality of Section 5.1(a), except (i) as set forth in Section 5.1(b) of the Transferor Disclosure Schedule, (ii) as otherwise required by Law, or (ii) as otherwise permitted pursuant to this Agreement, the Company will not:

(i)                                     make any change in the Company’s limited liability company agreement;

(ii)                                  issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any equity securities or securities convertible into equity securities of the Company, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating the Company to issue any such securities;

(iii)                               declare, set aside or pay any non-cash distributions in respect of the Company’s equity securities, or split, combine or reclassify the Company’s equity securities or issue or authorize the issuance of the Company’s other securities in respect of, in lieu of or in substitution for the Company’s equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, the Company’s equity securities;

(iv)                              merge into or with any other Person;

(v)                                 acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

(vi)                              (A) except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any Material Agreement or terminate or amend any Material Agreement to which it is a party or waive any rights under any Material Agreement to which it is a party, or (B) enter into any Contract that would be covered by Section 3.23, or terminate or waive any existing right or claim by the Company under any Contract disclosed on Section 3.23(b) of the Transferor Disclosure Schedule;

(vii)                           purchase any securities of or make any investment in any Person (other than ordinary-course overnight investments consistent with cash management practices of such Party);

(viii)                        incur, assume or guarantee any Indebtedness, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, except working capital borrowings in the ordinary course of business consistent with past practices;

(ix)                              (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $75,000 in the aggregate, except for (1) sales of inventory or hydrocarbons in the ordinary course of business consistent with past practices, and (2) dispositions of inventory, hydrocarbons or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets other than security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements (which financing arrangements are otherwise permitted by this Agreement) or (ii) with respect to assets already owned prior to the Execution Date as permitted under the requirements of existing financial arrangements and any renewals, modifications or rearrangements thereof that are otherwise permitted by this Agreement;

(x)                                 (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements are in the aggregate in excess of $75,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief;

(xi)                              except with respect to budgeted capital expenditures set forth on Section 5.1(b) of the Transferor Disclosure Schedule, or as otherwise required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $75,000 in the aggregate (other than as permitted by clause (v));

(xii)                           make, rescind, or change any election with respect to Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into an agreement with respect to Taxes with any Governmental Entity (including a “closing agreement” under Code Section 7121); surrender any right to claim a refund for Taxes; consent to an extension of the statute of limitations applicable to any Tax claim or assessment; or take any other similar action (or omit to take any commercially reasonable action), if such election, rescission, change, amendment, agreement, settlement, surrender, consent, action, or omission could have the effect of increasing any Tax liability (including, as a result of a reduction in any Tax deduction or Tax attribute of the Company) of the Company for any period (or portion of a period) beginning on or after the Closing Date;

(xiii)                        make any change to its financial reporting and accounting methods other than as required by a change in GAAP or by a change in Law;

(xiv)                       (A) hire, engage the services of, increase the compensation of, make an advance of compensation to, or otherwise modify the terms and conditions of employment or service of any employee or Independent Contractor, as applicable, except in the ordinary course of business consistent with past practices, (B) enter into, amend, or terminate any Employment Agreement, Collective Bargaining Agreement, or other Contract with any labor union or organization, (C) establish, adopt or become obligated under any Employee Benefit Plan (other than an existing Company Plan), (D) amend or terminate any Company Plan, or (E) take any other action that would have the effect of enhancing any benefits under any Company Plan, including acceleration of vesting and waiver of performance criteria, or providing for any payments in connection with or upon the consummation of the transactions contemplated hereby, whether payable prior to or upon the Closing Date or thereafter;

(xv)                          adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xvi)                       make any change to its officers’ and directors’ liability insurance or indemnification provisions for the benefit thereof as existing on the Execution Date; or

(xvii)                    agree or commit to do any of the foregoing.

(c)                                  From the Execution Date until the Closing Date, the Company shall promptly notify HSE in writing upon (i) the occurrence of any event, condition or circumstance that, to the Knowledge of the Company, has resulted in any of the conditions set forth in Article VI not being able to be satisfied at Closing, (ii) any change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect, or (iii) any material breach of any covenant, obligation or agreement contained in this Agreement the occurrence of which the Company has Knowledge; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) or the knowledge of HSE of any breach hereof by the Company or Transferor shall not limit or otherwise affect the representations or warranties hereunder of Transferor, the remedies available hereunder (including pursuant to Article VII), or the conditions set forth in Article VI.

(d)                                 For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Parties agree that the failure to disclose on the Transferor Disclosure Schedule any agreement or arrangement entered into (or action taken by) the Company or any Subsidiary after the date hereof and prior to the Closing Date in compliance with this Section 5.1 shall not constitute a breach of the representations and warranties of the Company or Transferor contained herein or a failure to satisfy Transferor’s obligations under Section 6.3(a).

5.2                               Access to Information; Confidentiality.

(a)                                 Except as prohibited by applicable Law, between the Execution Date and the Closing Date and upon reasonable notice, the Company shall afford the officers, employees, counsel, accountants and other authorized representatives and advisors of HSE reasonable access, during normal business hours, to the Company’s properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the Company; provided, further, that HSE shall not contact clients, customers or suppliers of the Company with respect to the transactions contemplated hereby without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).  The Company shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the Company.

(b)                                 The Parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Information” for purposes of the Confidentiality Agreement (“Confidential Information”).  Each Party further agrees to be bound by the terms and conditions of the Confidentiality Agreement and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

5.3                               No Negotiations.  Neither Transferor nor the Company shall, and neither shall permit its respective officers, employees, partners, Affiliates, representatives, agents, and anyone acting on behalf of any of them to, directly or indirectly, encourage, facilitate, solicit, initiate or engage in discussions or negotiations with, provide any nonpublic information or assistance to, consider the merits of any inquiries or proposals from, or enter into any letter of intent, agreement in principle, option agreement, purchase agreement, merger agreement, acquisition agreement or any other similar agreement with any Person concerning any merger, sale of assets, purchase or sale of securities or similar transaction involving, directly or indirectly, Transferor or the Company.  Transferor and the Company shall notify HSE of such inquiries or proposals (including in such notification the identity of the Person making the inquiry or proposal and the terms thereof), if any, and of any subsequent communications by the Person making such inquiry or proposal, in each case within twenty-four (24) hours of the making thereof.

5.4                               Certain Filings.  As promptly as practicable following the Execution Date, (i) the Parties shall (A) use commercially reasonable efforts to cooperate with one another in making all such filings and timely seeking all such consents, permits, authorizations or approvals and (B) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, and (ii) each of the Parties shall use its commercially reasonably efforts to make all required filings or applications necessary to obtain any consents required to be obtained from any applicable Governmental Entity in connection with the transactions contemplated by this Agreement.  Subject to the provisions of the immediately preceding sentence, each of the Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement.  Notwithstanding anything else in this Agreement to the contrary, in no event shall any Party be required to, or cause any Affiliate to, agree to (i) the imposition of conditions in exchange for any such consent, (ii) dispose, divest or otherwise transfer any of such Party’s (or its Affiliates’) assets (other than as permitted by Section 5.1(b)(ix)) in exchange for any such consent or (iii) the requirement of expenditure of money to a Third Party in exchange for any such consent (other than customary filing and similar fees).  The filing fees incurred in connection with any required filing with a Governmental Entity shall be shared equally by Transferor and HSE. The Parties’ obligations with respect to filings required under the Hart-Scott-Rodino Act shall be governed by Section 5.16 of this Agreement and not by this Section 5.4.

5.5                               Reasonable Efforts; Further Assurances.  From and after the Execution Date, upon the terms and subject to the conditions hereof, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.  After the Closing, the Parties shall use commercially reasonable efforts to obtain any approvals or consents or assist in any filings required in connection with the transactions contemplated by this Agreement that are requested by HSE and that have not been previously obtained or made, in each case, at the sole expense of HSE.

5.6                               No Public Announcement.  Until the Closing, each Party shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and no Party (or any Affiliate thereof) shall issue any such press release or make any such public statement prior to such consultation and the consent of each Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such Party may reasonably conclude may be required by applicable Law or court process.  The Parties agree that, until Closing, all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by the Company and HSE (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 5.6.

5.7                               Expenses.  Except as otherwise provided in other provisions of this Agreement, the Parties shall bear their respective costs and expenses, including Transaction Expenses of such Party.

5.8                               Control of Other Party’s Business.  Prior to the Closing Date, each of the Parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place the Parties in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.

5.9                               Audited Financial Statements.  Following the Closing Date, Transferor will cooperate in good faith with NGL so as to allow NGL to prepare audited consolidated financial statements of the Affiliated Companies prepared in accordance with Regulation S-X and meeting the requirements of Item 9.01 of Form 8-K of the Exchange Act including providing NGL and its representatives access to the books and records of the Affiliated Companies held by Transferor.  Transferor hereby consents and agrees to the filing of such financial statements with the SEC (to the extent required) and shall use its good faith efforts to obtain any required consents related to such filing.

5.10                        [Intentionally Blank].

5.11                        Tax Matters.

(a)                                 Transfer Taxes.  No Transfer Taxes will be collected by Transferor in connection with the Closing of the transactions contemplated by this Agreement.  In the event any Transfer Taxes are imposed on such transactions, such Transfer Taxes shall be paid when due by the Party responsible for paying such Transfer Taxes under applicable Law, and the other Party shall promptly thereafter reimburse the paying Party for 50% of such Transfer Taxes.  The Parties shall cooperate in demonstrating that the requirements for an exemption from such Transfer Taxes, if any, have been satisfied.

(b)                                 Filing of Tax Returns.

(i)                                     Transferor, at its sole cost and expense, shall (A) prepare and timely file (or cause the Company to prepare and timely file) all Tax Returns of the Company due (after taking into account all appropriate extensions) on or prior to the Closing Date (the “Pre-Closing Tax Returns”) and (B) timely pay (or cause the Company to timely pay) all Taxes that are shown as payable with respect to Pre-Closing Tax Returns.  All Pre-Closing Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company and, to the extent applicable, the conventions provided for in accordance with Section 5.11(b)(iii).

(ii)                                  HSE shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date (the “HSE Prepared Returns”).  To the extent that a HSE Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company, and, to the extent applicable, the conventions provided in Section 5.11(b)(iii), unless, as reasonably determined by HSE, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of penalties, in which case, such HSE Prepared Return shall be prepared in accordance with any good faith method determined by HSE after consulting with Transferor. If a HSE Prepared Return relates to income Taxes for a Pre-Closing Tax Period or shows an Indemnified Tax, HSE shall submit such HSE Prepared Return to Transferor for Transferor’s review and comment at least thirty (30) days prior to the due date of such HSE Prepared Return.  HSE shall incorporate any reasonable comments made by Transferor in the final Tax Return prior to filing.  No failure or delay of HSE in providing HSE Prepared Returns for Transferor to review shall reduce or otherwise affect the obligations or liabilities of Transferor pursuant to this Agreement other than to the extent Transferor is prejudiced by such failure or delay.

(iii)                               Transferor and HSE agree with respect to certain Tax matters as follows:

(A)                               to the extent permissible under applicable Laws, to elect to have each Tax year of the Company that includes the Closing Date end as of the end of the Closing Date;

(B)                               to treat all interest and other earnings on the Transferor Escrow Amount as income of HSE in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2); and

(C)                               unless otherwise required by applicable Law, to treat all indemnification payments under this Agreement paid by Transferor as adjustments to the total consideration payable hereunder for all relevant Tax purposes.

(c)                                  Apportionment of Taxes.  For purposes of determining the amount of Taxes (or Tax refunds) that relate to a Pre-Closing Tax Period (or portion of any Straddle Period ending on or prior to the Closing Date) the Parties agree as follows:

(i)                                     In the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the portion of a Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes (or Tax refund) for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii)                                  In the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes), the amount of Taxes (or Tax refunds) attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; provided, however, that for purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(iii)                               All Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(d)                                 Cooperation on Tax Matters.  HSE, the Company, Representative and Transferor shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company; (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns of the Company (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company; (iv) provide any information necessary or reasonably requested to allow HSE or the Company to comply with any information reporting or withholding requirements contained in the Code or other Laws; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax; provided that the Party requesting information or assistance under this Section 5.11(d) shall reimburse the other Party for its reasonable, out-of-pocket costs incurred in supplying such information or assistance.

(e)                                  Tax Contests.

(i)                                     If any Governmental Entity issues to the Company (A) a written notice of its intent to audit or conduct another legal proceeding with respect to Taxes of the Company for any period ending on or before the Closing Date or (B) a written notice of deficiency for Taxes for any period ending on or before the Closing Date (a “Tax Claim”), HSE shall notify Representative of its receipt of such communication from the Governmental Entity within thirty (30) days of receipt.  No failure or delay of HSE in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Transferor pursuant to this Agreement unless Transferor is prejudiced by such failure or delay.

(ii)                                  Representative shall control any audit or other legal proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”) that relates to a Pre-Closing Tax Period; provided, that with respect to any such Tax Contest, (A) Representative shall control such Tax Contest in good faith, (B) all costs and expenses in connection with such Tax Contest shall be allocated to Transferor, (C) Representative shall keep HSE reasonably informed regarding the status of such Tax Contest, (D) HSE, at the sole cost and expense of HSE, shall have the right to participate in any such Tax Contest and (E) Transferor shall not settle or otherwise resolve any Tax Contest without the permission of HSE (which will not be unreasonably withheld, delayed, or conditioned).

(iii)                               HSE and the Company shall control any other Tax Contest; provided, however, that (A) HSE shall keep Representative reasonably informed regarding the status of any such Tax Contest that relates to a Straddle Period, (B) Transferor, at the sole cost and expense of Transferor, shall have the right to participate in any such Tax Contest to the extent it relates to a Straddle Period and (C) HSE shall not allow the Company to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Straddle Period without the permission of Representative (which will not be unreasonably withheld, delayed, or conditioned).

(f)                                   Tax Treatment; Purchase Price Allocation.

(i)                                 For income Tax purposes, the Parties agree that NGL shall be treated as acquiring the assets of the Company in exchange for the consideration payable under Article II.

(ii)                              Within sixty (60) days of the final determination of the Final Net Working Capital, as finally determined, HSE shall deliver to Representative a schedule allocating the total consideration payable hereunder (and the relevant liabilities of the Company) among the assets of the Company (the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth in Section 5.11(f)(ii) of the Transferor Disclosure Schedule.  HSE and Transferor shall file all Tax Returns (and cause their respective Affiliates and persons that are treated as owning the shares of the Company for income Tax purposes to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and shall not take any position during the course of any audit or other legal proceeding that is inconsistent with such election, forms, or schedule, unless required by a determination of the applicable Governmental Entity that is final.

(g)                                  Tax Sharing Agreements.  Transferor agrees that all agreements by and among the Company and other related parties with respect to the sharing of Taxes and Tax benefits shall be cancelled prior to the Closing Date such that the Company has no obligation thereunder.

(h)                                 Tax Refunds.

(i)                                     Subject to Section 5.11(h)(iii), all refunds of Taxes (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 5.11(a)) of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 5.11(c)) (whether in the form of cash received from the applicable Governmental Entity or a direct credit against Taxes otherwise payable for any Tax period (or portion of a Straddle Period) beginning on or after the Closing Date) shall be for the benefit of the Transferor.

(ii)                                  To the extent HSE or the Company receives a refund that is for the benefit of Transferor, HSE shall pay to Transferor the amount of such refund (without interest other than interest received from the Governmental Entity), net of any Taxes (assuming HSE and its Affiliates are subject to individual income Tax rates) and any reasonable out-of-pocket expenses that HSE or the Company or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest).  The net amount due to Transferor shall be payable fifteen (15) days after receipt of the refund from the applicable Governmental Entity (or, if the refund is in the form of direct credit, fifteen (15) days after filing the Tax Return claiming such credit).

(iii)                               Nothing in this Section 5.11(h) shall require HSE to make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of HSE or the Company) that is with respect to (A) any refund of Tax resulting from the payments of Taxes by HSE or the Company made on or after Closing Date to the extent Transferor has not indemnified HSE or the Company for such Taxes or (B) any refund for Tax that is reflected as a current asset (or offset to a current liability) in the computation of Final Net Working Capital, as finally determined, or (C) to the extent that such refund gives rise to a payment obligation by the Company to any Person (other than an Affiliate) under applicable law or pursuant to a provision of a Contract or other agreement entered (or assumed) by the Company on or prior to the Closing Date.

(iv)                              [Intentionally Blank]

5.12                        [Intentionally Blank]

5.13                        [Intentionally Blank]

5.14                        [Intentionally Blank]

5.15                        Operation of Business During Earn-Out Period.

(a)                                 The Parties acknowledge and agree that material inducements to Transferor entering into this Agreement and each Affiliated Transferor entering into the Affiliate Transfer Agreements were (i) their ability to achieve the Maximum Holdback Earn-Out Amount; and (ii) the NGL Group Entities enabling the management, employees and contractors of the Company, Transferor and each of the Affiliated Transferors in existence prior to the Closing to operate each Acquired Business during the Earn-Out Period in a materially similar manner as such Acquired Businesses had been operated immediately prior to the execution and delivery of this Agreement.  Accordingly, HSE covenants and agrees, and agrees to cause each of the NGL Group Entities and their respective Affiliates, subject in all respects to the exercise of applicable fiduciary duties, to use their respective good faith, commercially reasonable efforts to preserve, maintain and protect the Acquired Businesses purchased pursuant to this Agreement and each of the Affiliate Transfer Agreements, and to assist Chris Cooper, Nevin Bannister and Terry Bailey and their respective Affiliates in their efforts to achieve the Maximum Holdback Earn-Out Amount.  In furtherance of that covenant, during the earlier of (x) the expiration of the Earn-Out Period or (b) such date as the Maximum Holdback Earn-out Amount is paid pursuant to Section 2.3 hereof, the NGL Group Entities covenant and agree, and agree to cause each of their respective Affiliates, to (subject in all respects to the exercise of applicable fiduciary duties):

(i)                                     maintain separate accounting of the Acquired Business together with each other Acquired Business (as defined in the respective Affiliate Transfer Agreements) for purposes of determining Adjusted EBITDA and the Actual Earn-Out Amount;

(ii)                                  continue to operate the Acquired Business in a commercially reasonable manner materially consistent with the lawful practices conducted by Transferor and the Company prior to Closing;

(iii)                               not transfer the equity interests in any Affiliated Companies (other than to an Affiliate of HSE) or dispose of all or a material portion of the assets or operation of the Acquired Business to an unaffiliated third party (other than inventory and hydrocarbons in the ordinary course of business materially consistent with the manner as such Acquired Business had been operated immediately prior to the execution and delivery of this Agreement) or effectuate a liquidation or winding up of the Acquired Business;

(iv)          not permit the Company (or any permitted affiliated third party successor of the Acquired Business or the assets of the Company) to enter into any transaction other than in the ordinary course of business and on arms-length terms (unless such transaction will not materially adversely affect the Business);

(v)           not take any action that has the primary purpose of reducing the amount of Adjusted EBITDA or the Actual Earn-Out Amount to be paid to Transferor and the Affiliated Transferors, including diverting any revenue of the Company (or any permitted affiliated third party successor of the Acquired Business or the assets of the Company) away from the Affiliated Companies; provided, the NGL Group Entities shall not be deemed in breach of this subsection (v) with respect to the sale or other transfer of liquids, hydrocarbon and other materials in conjunction with Diverted Product Revenues as contemplated in the definition of “Adjusted EBITDA”;

(vi)          not enter into any transaction between any Affiliated Company, on the one hand and any other Affiliate of HSE, on the other hand resulting in any Diverted Product Revenues other than on an arms-length basis pursuant to the best rates reasonably available to such Affiliated Company in the marketplace from third parties at the time of such transaction giving effect to geographic location, volume and product quality;

(vii)         maintain an aggregate number of qualified sales and marketing personnel reasonably required to service the Affiliated Companies (on a non-exclusive basis) in accordance with commercially reasonable standards;

(viii)        not allocate more than $5,000 per month of general corporate and administrative costs and expenses to each Affiliated Company (provided, direct operating costs and expenses actually incurred by an Affiliated Company shall be permitted); and

(ix)          provide the Representative and its accountants, attorneys and other representatives (subject to Section 5.2) with general access to the properties, assets, books and records of the Affiliated Companies and otherwise relating to the Adjusted EBITDA; provided, that such access is during normal “operating” hours of the Affiliated Companies and does not unreasonably interfere with the operation of the Affiliated Companies.

(b)           Notwithstanding the foregoing, nothing herein shall be deemed to require HSE or the Company to (i) make any capital expenditures or incur any Indebtedness outside the ordinary course of business materially consistent with the manner as such Acquired Business had been operated immediately prior to the execution and delivery of this Agreement, (ii) initiate any lawsuits or claims against any customer or vendor, or (iii) change or modify the existing business practices and policies of HSE or the Company to the extent that such practices and policies do not materially conflict with the provisions of this Section 5.15 or (iv) enter into any employment agreement or similar agreement with any Person.

(c)           Add-on Transactions.  In addition to, and without limitation of, the rights of Terry Bailey, the NGL Group Entities and their respective Affiliates under the Development

Agreement, during the Earn-Out Period (so long as the Maximum Holdback Earn-Out Amount has not previously been paid pursuant to Section 2.3 and with the prior written consent of HSE (which may or may not be granted by HSE in its discretion after due consideration for competitive effects on its then-existing Business, strategic goals and qualitative aspects thereof)), Representative may, at the sole cost and expense of the Transferor (excluding Terry G. Bailey and his Affiliates) and the Affiliated Transferors who are Affiliates of OWL, cause to be developed or acquired additional salt water disposal wells within the Eagle Ford Territory (including, without limitation, an OWL Bailey Well (as hereafter defined)) (the “Additional SWD Assets”).  All fees, costs and expenses of acquiring or developing such Additional SWD Assets shall be paid and satisfied in full by (or on behalf thereof) the Transferor (excluding Terry G. Bailey and his Affiliates) and Affiliated Transferors who are Affiliates of OWL; provided, however, as a condition precedent to the development or acquisition of any such Additional SWD Asset hereunder, Representative shall cause all right, title and interest in such Additional SWD Assets to be held and vested in the name of HSE or its designee, free and clear of all Encumbrances (other than Permitted Encumbrances), and HSE shall maintain all management and control over such Additional SWD Assets (subject to Section 5.15).  Notwithstanding anything in this Agreement or the Development Agreement to the contrary, in no event will any of the NGL Group Entities (or any Affiliates thereof) purchase or otherwise obtain title to a salt water disposal well in the Eagle Ford Territory pursuant to the Development Agreement or otherwise from Terry G. Bailey (or any Affiliate thereof) during the Earn-Out Period without first offering the Representative the right (exercisable within thirty (30) days after notice thereto) to cause such salt water disposal well to become an Additional SWD Asset pursuant to the terms and conditions of this Section 15.5(c) (each such salt water disposal well, an “OWL-Bailey Well”).  Notwithstanding anything in this Agreement or the Development Agreement to the contrary, to the extent that Terry Bailey or any of his Affiliates participates in connection with such development or acquisition as contemplated pursuant to this Section 5.15(c), such participation shall not be deemed to be a violation of such Person’s duties and obligations under the Development Agreement.

5.16        Hart-Scott-Rodino Matters.  As promptly as practicable and in any event not more than five (5) days following the Execution Date, each of Transferor and the NGL Group Entities (or their respective Affiliates, as applicable) shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms pursuant to the Hart-Scott-Rodino Act and will as promptly as practicable furnish any supplemental information that may be requested in connection therewith.  Transferor and HSE, or the applicable filing entity, will request expedited treatment (i.e., early termination) of such filing.  Each Party shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section.  Each of Transferor and the NGL Group Entities (or their respective Affiliates, as applicable) shall bear their own costs and expenses relating to compliance with this Section 5.16.

5.17        Managers’, Directors’ and Officers’ Indemnification.  From and after the Closing Date, the Company shall, to the maximum extent permissible under then applicable Law in effect at the time, indemnify past and present members, managers, officers, directors and employees of the Company (in all of their capacities) (the “Covered Parties”) to the same extent required by the certificate of formation and the limited liability company agreement of the Company as is in effect on the Execution Date and delivered to HSE.  It is expressly agreed that the Covered

Parties shall be third party beneficiaries of this Section 5.17.  In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 5.17, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.  Any determination required to be made with respect to whether a Covered Party’s conduct complies with the applicable standard of conduct which governs the availability of such indemnification shall be made by independent legal counsel mutually approved by the Covered Party and HSE, such approval to not be unreasonably withheld or delayed.

ARTICLE VI
CONDITIONS TO CLOSING

6.1          Conditions to Each Party’s Obligations.  The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a)           No Governmental Restraint.  No order, preliminary or permanent injunction or other legal restraint of any Governmental Entity shall be in effect that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(b)           Hart-Scott-Rodino Act.  If applicable, all filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be.

6.2          Conditions to Transferor’s Obligations.  The obligation of Transferor to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Company (in its sole discretion):

(a)           Representations and Warranties of the NGL Group Entities; Performance.  (i) The representations and warranties of the NGL Group Entities set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties subject to any Materiality Requirements which shall be true and correct in all respects), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) each of NGL and HSE shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing; and (iii) each of NGL and HSE shall have furnished Transferor at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           [Intentionally Blank]

(c)           NGL Closing Deliverables.  HSE shall have delivered the NGL Closing Deliverables.

(d)           Affiliate Transactions.  The conditions precedent to the obligations of Transferor and the Affiliated Transferors under each of the Affiliate Transfer Agreements and each other agreement delivered by any Affiliated Transferor pursuant to such Affiliate Transfer Agreements shall have been satisfied in full or waived in writing by the Representative.

(e)           NGL GP Transaction.  The conditions precedent to the obligations of CFI, OBD, HSI, MCC and Terry G. Bailey (or an Affiliate thereof) under the GP Sale Agreement to the consummation of the transactions thereunder shall have been satisfied in full or waived and the seller parties thereto shall be ready, willing and able to consummate (or have consummated) the transactions contemplated thereby.

6.3          Conditions to the NGL Group Entities’ Obligations.  The obligation of the NGL Group Entities to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by HSE (in its discretion):

(a)           Representations and Warranties of Transferor; Performance.  (i) The representations and warranties of Transferor set forth in Article III shall be true and correct in all material respects (other than those representations and warranties subject to any Materiality Requirements which shall be true and correct in all respects), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); provided such materiality exception shall not apply with respect to the Fundamental Representations (other than Sections 3.1(a), Section 3.13 and the second sentence only of each of Section 3.10(a) and (b)) which all shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) Transferor and the Company shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of Transferor or the Company by this Agreement as of the Closing; and (iii) Transferor shall have furnished HSE at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           No Company Material Adverse Effect.  Since the Execution Date, there shall not have occurred, nor shall there have occurred any event that would be reasonably likely to result in, any Company Material Adverse Effect.

(c)           Closing Deliverables.  Representative shall have delivered the Transferor Closing Deliverables.

(d)           Affiliate Transactions.  The conditions precedent to the obligations of the NGL Group Entities under each of the Affiliate Transfer Agreements and each other agreement delivered by any of the NGL Group Entities pursuant to such Affiliate Transfer Agreements shall have been satisfied in full or waived in writing by HSE.

ARTICLE VII
INDEMNIFICATION

7.1          Survival.  The representations and warranties of Transferors contained in Sections 3.1(a), 3.2(a) and (b), 3.3(a) and (b), the second sentence of each of Section 3.10(a) and

(b), Section 3.10(e) and Section 3.25(a), (b), and (f) (together with the representations set forth in Section 3.13, collectively, the “Fundamental Representations”) shall be continuing and shall survive the Closing until the third anniversary of the Closing Date (the “Indemnity Period”).  The representations and warranties of Transferors contained in Section 3.13 and Section 3.14(d), (e), (h) and (i) (but only to the extent solely and directly related to Tax matters) shall be continuing and shall survive the Closing until the earlier of (a) sixty (60) days after the applicable statute of limitations (after giving effect to any waivers, extensions, tollings or mitigation thereof) and (b) the end of the Indemnity Period.  All other representations and warranties of Transferors set forth in Article III shall survive until the eighteen (18) month anniversary of the Closing Date.  The covenants and agreements of Transferors shall survive the Closing until the end of the Indemnity Period; provided that Transferors’ indemnification obligation under Section 7.2(a)(iv) shall survive until the earlier of (y) sixty (60) days after the applicable statute of limitations (after giving effect to any waivers, extensions, tollings or mitigation thereof) and (z) the end of the Indemnity Period.  All representations and warranties of the NGL Group Entities contained in Section 4.1(a), Section 4.2(a) and (b), Section 4.4, Section 4.5, Section 4.6 and Section 4.9 shall survive Closing until the end of the Indemnity Period.  All other representations and warranties of the NGL Group Entities set forth in Article IV shall survive until the eighteen (18) month anniversary of the Closing Date.  The covenants and agreements of the NGL Group Entities (other than those in Section 5.17) shall survive the Closing until the end of the Indemnity Period.  The covenants and agreements of the NGL Group Entities in Section 5.17 shall survive the Closing without time limit.  Each applicable survival period in this Section 7.1 is referred to as the “Survival Period.”

7.2          Transferor’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing until the end of the applicable Survival Period, Transferor shall indemnify, defend and hold harmless each of the NGL Group Entities and their respective Subsidiaries, directors, officers, employees, Affiliates, controlling persons, members, shareholders, agents, representatives, successors and assigns (collectively, the “NGL Indemnified Parties”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, judgments, demands, awards, fines, Taxes (including interest and penalties thereon), costs and expenses (including, without limitation, reasonable attorneys’ and other professional fees and expenses) (collectively, “Damages”) asserted against, or incurred by, any NGL Indemnified Party as a result of or arising out of or under:

(i)            a breach of any representation or warranty contained in Article III; provided, however, that with respect to a breach of any such representation or warranty contained in Section 3.13 (other than Section 3.13(d)(last sentence only), (h), (i) or (j)), Transferor’s indemnification obligation shall be limited to those Damages attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date;

(ii)           any Company Unpaid Transaction Costs (excluding any such costs taken into account in the Final Cost Adjustments);

(iii)          any Indebtedness (excluding any Indebtedness taken into account in the Final Cost Adjustments);

(iv)          any Indemnified Taxes;

(v)           whether or not disclosed in this Agreement or on Section 3.9 of the Transferor Disclosure Schedule, any Liability of the Company related to any actual or alleged violation or Liability arising under any Environmental Laws or Environmental Permits, including, without limitation, any Release or threatened Release of Hazardous Materials occurring prior to or continuing on the Closing Date, and any Environmental Conditions arising out of events or circumstances occurring prior to or continuing on the Closing Date;

(vi)          a breach of Transferor’s or the Company’s covenants and agreements contained in this Agreement; provided, however, that no representation or warranty of any Transferor or the Company set forth in Article III shall be deemed to be a covenant or agreement of such Transferor or the Company, respectively, for purposes of this Article VII; and

(vii)         the Required Capital Expenditures.

(viii)        [Intentionally Blank]

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE NGL INDEMNIFIED PARTIES.

(b)           The obligation of Transferor to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a) is subject to the following limitations:

(i)            In no event shall Transferor’s aggregate obligation to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a) exceed (x) 80% the amount set forth next to Transferor’s name on Schedule 7.2(b) hereto plus (y) the aggregate amount, if any, paid to Transferor pursuant to Section 2.3 hereof and each Affiliate Transfer Agreement.

(ii)           In no event shall the aggregate obligation of Transferor to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a)(i) and Section 7.2(a)(v) of this Agreement and the Affiliate Transfer Agreements exceed, collectively, $5,000,000 (the “Cap”) in the aggregate; provided, in no event shall the Cap be applicable to any breach of a Fundamental Representation or a claim for fraud or intentional misrepresentation.

(iii)          Transferor shall not have any obligation or liability under Section 7.2(a)(i) or Section 7.2(a)(v) unless and until the aggregate amount of the Damages suffered by the NGL Indemnified Parties for which the NGL Indemnified Parties are entitled to Indemnification pursuant to Section 7.2(a)(i) and Section 7.2(a)(v) of this Agreement and/or the Affiliate Transfer Agreements exceeds, collectively,  $250,000 in the aggregate (the “Transferor Basket”); provided, however, that (A) once the aggregate amount of such Damages suffered exceeds the Transferor Basket, Transferor shall be obligated to indemnify the NGL Indemnified Parties for all such Damages (not only the amounts that exceed the Transferor Basket); (B) for purposes of determining whether a breach has occurred under Article III, such representations and warranties shall be read and interpreted as if the words “Material Adverse Effect,” “in all material respects” and other materiality qualifications were not contained therein; and (C)  in no event shall Transferor be liable for any single claim for indemnification (or group of related claims) which is equal to or less than $10,000 (the “Minimum Claim Amount”).  Notwithstanding the foregoing, neither the Transferor Basket nor the Minimum Claim Amount shall be applicable to any breach of a Fundamental Representation or a claim for fraud or intentional misrepresentation.

(iv)          Transferor shall be obligated to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a) only for those claims giving rise to Damages of the NGL Indemnified Parties as to which an NGL Indemnified Party has given Representative written notice prior to the end of the applicable Survival Period, if any.  Any written notice delivered by an NGL Indemnified Party to Representative with respect to Damages of the NGL Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the NGL Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount of Damages incurred (or reasonably likely to be incurred by the NGL Indemnified Party but for the passage of time).

(v)           [Intentionally Blank]

(vi)          Transferor shall have no indemnification obligation under Section 7.2(a) with respect to any Damages to the extent that such Damages were included as a liability in the computation of Final Net Working Capital or were taken into account in determining the Final Cost Adjustments, and all such Damages shall be disregarded in determining the applicability of the Transferor Basket.

(vii)         No Indemnifying Party shall be required to indemnify any Indemnified Party to the extent of any loss that a court of competent jurisdiction shall have determined in a final, nonappealable judgment to have resulted from the gross negligence or intentional misconduct of the Indemnified Party.  The Transferor’s indemnification obligations under this Article VII are subject to HSE’s general duty of mitigation under applicable Law.

7.3          NGL Group Entities’ Agreement to Indemnify.  Subject to the terms and conditions set forth herein, from and after the Closing until the end of the applicable Survival Period, the NGL Group Entities shall, jointly and severally, indemnify, defend and hold harmless Transferor and their respective Affiliates, Subsidiaries, directors, managers, officers, employees, controlling persons, partners, members, the OWL Partners, stockholders, agents, representatives, successors and assigns (collectively, the “Transferor Indemnified Parties”) from and against all Damages asserted against or incurred by Transferor Indemnified Party as a result of or arising out of or under (a) a breach of any representation or warranty of any of the NGL Group Entities contained in Article IV or (b) a breach of any covenant or agreement of any of the NGL Group Entities contained in this Agreement.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE TRANSFEROR INDEMNIFIED PARTIES.

The NGL Group Entities shall be obligated to indemnify Transferor Indemnified Parties pursuant to Section 7.3 only for those claims giving rise to Damages of Transferor Indemnified Parties as to which a Transferor Indemnified Party has given the NGL Group Entities written notice prior to the end of the Survival Period, if any.  Any written notice delivered by a Transferor Indemnified Party to the NGL Group Entities with respect to Damages of Transferor Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of Transferor Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

7.4          Indemnification Procedures.

(a)           Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced as a result of such omission.  In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article VII for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation.  If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4 but fails diligently to prosecute the proceedings related to such claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), such claim by all appropriate proceedings.  No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought under this Article VII (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim, (ii) does not include any non-monetary award and (iii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(b)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a third-party claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

(c)           In determining the amount of any Damages for which the Indemnified Party is entitled to indemnification under this Article VII, the gross amount of the indemnification will be reduced by (i) any insurance proceeds recoverable by the Indemnified Party and (ii) all amounts actually recovered by the Indemnified Party under contractual indemnities from third Persons.  The Indemnified Party shall use its commercially reasonable efforts to recover under its insurance policies for any Damages prior to seeking indemnification under this Agreement; provided, in no event shall the Indemnified Party be required to initiate litigation or arbitration procedures to recover under such policies.

(d)           The date on which notification of a claim for indemnification is received as provided in Section 7.4(a) or (b) by the Indemnifying Party shall determine whether such claim is timely made.

(e)           To the extent there is any inconsistency between this Section 7.4 and Section 5.11(e) as to any Tax matter, Section 5.11(e) shall control.

7.5          No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  In this regard, there shall be no duplication of recovery under Article VII.

7.6          Recourse against Transferor.  Subject to the limitations contained in this Article VII, any claims for indemnification by a NGL Indemnified Party pursuant to Section 7.2(a) (other than with respect to a claim for breach of Section 2.2(c) or with respect to a claim for fraud or intentional misrepresentation), shall be paid first, from the Escrow Account pursuant to the terms of the Escrow Agreement; second, by offsetting against the portion of the Actual Earn-Out Amount (if any) due and payable to Transferor as of the date of the claim; third, by offsetting against any amounts due and owing by an NGL Indemnified Party to Transferor as of the date of the claim pursuant to Section 7.3; fourth, in cash by Transferor; and fifth, pursuant to each Affiliate Guaranty, as applicable; provided, with respect to a claim for indemnification by a NGL Indemnified Party for breach of Section 2.2(c) or with respect to a claim for fraud or intentional misrepresentation, such NGL Indemnified Party shall have no obligation to first seek recovery from the Escrow Account.  Notwithstanding anything to the contrary in this Agreement, (a) in the event any NGL Indemnified Party intends to make any claim for indemnification pursuant to this Article VII with respect to the OWL Affiliate Guaranty, such NGL Indemnified Party must first make a written claim pursuant to the OWL Parent Guaranty (unless OWL has become subject to a voluntary or involuntary insolvency or bankruptcy proceeding) and pursue satisfaction thereof in good faith and a period of forty-five (45) days after delivery thereof shall have expired and (b) in the event that the Damages pursuant to any claim for indemnification pursuant to this Article VII do not exceed the aggregate Applicable Maximum Guaranteed Amount (as defined in the OWL Affiliate Guaranty) of all General Partner Guarantors (as defined in the OWL Affiliate Guaranty), prior to any NGL Indemnified Party making any claim for indemnification pursuant to this Article VII against any Limited Partner Guarantor (as defined in the OWL Affiliate Guaranty) pursuant to the OWL Affiliate Guaranty, such NGL Indemnified Party must first make a written claim against the General Partner Guarantors pursuant to this Agreement and the OWL Affiliate Guaranty and pursue satisfaction thereof in good faith, and such claim shall not have been satisfied following forty-five (45) days after delivery of such claim.

7.7          No Exemplary or Punitive Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES WITH RESPECT TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

7.8          Exclusive Remedy.  From and after the Closing, except in the event of fraud or intentional misrepresentation (in which case the Parties shall be entitled to exercise all of their rights, and seek all Damages available to them, under law or equity), the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article VII.  In furtherance of the foregoing, the Parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against the Transferor or the NGL Group Entities, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise) (except in the event of fraud or intentional misrepresentation).  Notwithstanding the foregoing, this Section 7.8 shall not (a) operate to interfere with or impede the operation of the provisions of this Agreement providing for the resolution of certain disputes by the Referee or (b) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief).

7.9          Liquidated Damages.  The Parties covenant and agree that in the event of a breach of Section 5.15(a)(iii) of this Agreement or the Affiliated Transfer Agreements by HSE, Transferor and the Affiliated Transferors shall be entitled to liquidated damages (which shall be the sole and exclusive remedy hereunder for any such breach thereof) in an aggregate amount under this Agreement and such Affiliated Transfer Agreements equal to the greater of (x) the Actual Earn-Out Amount (provided, for purposes of such calculation, the “Earn-Out Period” shall be deemed to begin on the Closing Date and terminate on the date of such breach) and (y) the Pro Rated Earn-Out Amount.  For purposes hereof, “Pro Rated Earn-Out Amount” shall mean an amount equal to (1)(A) the number of days remaining in the Earn-Out Period following the date of such breach divided by (B)180 multiplied by (2) the Maximum Holdback Earn-Out

Amount.  Any amounts payable hereunder shall be allocated pro rata among Transferor and the other Affiliated Transferors in accordance with the percentages set forth on Section 2.3 of the Transferor Disclosure Schedule.

ARTICLE VIII
TERMINATION

8.1                               Termination of Agreement.  Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

(a)                                 By the mutual written agreement of Representative and HSE;

(b)                                 By either Representative or HSE if any Governmental Entity shall have issued a final and nonappealable order, injunction or other legal restraint permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations in Sections 5.4, 5.5 and 5.16;

(c)                                  By Representative if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the NGL Group Entities, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 6.2 that is not capable of being satisfied or cured by the End Date;

(d)                                 By HSE if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of Transferor, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 6.3 that is not capable of being satisfied or cured by the End Date;

(e)                                  By Representative or HSE, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 31, 2013 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any such Party whose failure to perform or observe in any material respect any of its obligations under this Agreement proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the End Date; or

(f)                                   By Representative or HSE, if any Affiliate Transfer Agreement is terminated in accordance with its terms.

8.2                               Effect of Certain Terminations.  In the event of termination of this Agreement pursuant to this Article VIII, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 5.2(b), the last two sentences of Section 5.4, Section 5.7, the last sentence of Section 5.16, this Section 8.2 and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful breach, at law or in equity, shall be preserved.

8.3                               Enforcement of this Agreement.  The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm.  Accordingly, the Parties agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the other Parties to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided the Party or Parties seeking such equitable relief are not in material default hereunder.  Such remedies will not be the exclusive remedies for any breach of this Agreement but, subject to Section 7.8, will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE IX
MISCELLANEOUS

9.1                               Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by fax, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to Transferor or Representative, addressed to:

c/o Oilfield Water Lines, L.P.

8214 Westchester Drive, Suite 850

Dallas, TX  75225

Attention:  Chris Cooper

Fax: (214) 292-2021

with a copy, which shall not constitute notice, to:

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, TX  75201-2533

Attention:  J. Holt Foster, III

Fax:  (214) 880-3138

and

Haynes & Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX  75219

Attention: Darrel Rice

Fax:  (214) 200-0664

If to any NGL Group Entity, addressed to:

c/o High Sierra Energy LP

3773 Cherry Creek North Dr., Suite 1000

Denver, Colorado 80209

Attention: William G. Laughlin

Fax: (303) 815-1011

with copies, which shall not constitute notice, to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, Illinois 60601

Attention:  Gregory J. Bynan

Fax:  (312) 558-5700

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9.2                               Governing Law; Arbitration; Waiver of Jury Trial.

(a)                                 THE TERMS OF THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.  FOR ACTIONS THAT ARE NOT SUBJECT TO MANDATORY ARBITRATION UNDER THIS SECTION, THE PARTIES AGREE (I) THAT THE STATE COURTS OF DALLAS COUNTY, TEXAS, AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION (COLLECTIVELY, THE “TEXAS COURTS”), ARE THE EXCLUSIVE FORUM FOR ANY SUCH ACTIONS; (II) THAT SUCH ACTIONS MUST BE FILED IN ONE OF THE TEXAS COURTS; (III) THAT EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE TEXAS COURTS FOR SUCH ACTIONS; AND (IV) THAT NEITHER SHALL BRING ANY SUCH ACTION IN ANY COURT OR JURISDICTION OTHER THAN THE TEXAS COURTS.  FURTHER, NOTHING HEREIN CONTAINED SHALL BAR ANY PARTY HERETO THE RIGHT TO OBTAIN INJUNCTIVE RELIEF AGAINST THREATENED CONDUCT THAT WILL CAUSE IRREPARABLE HARM, UNDER THE USUAL EQUITY RULES INCLUDING THE APPLICABLE RULES FOR OBTAINING SPECIFIC PERFORMANCE, RESTRAINING ORDERS AND PRELIMINARY INJUNCTIONS.  EXCEPT TO THE EXTENT ANY PARTY SEEKS INJUNCTIVE OR OTHER EQUITABLE RELIEF TO ENFORCE PROVISIONS OF THIS

AGREEMENT, ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF (A “DISPUTE”), SHALL BE RESOLVED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH ITS COMMERCIAL ARBITRATION RULES (THE “RULES”).  THE ARBITRATION SHALL BE COMMENCED BY WRITTEN REQUEST OF ANY PARTY, MADE IN ACCORDANCE WITH THE NOTICE PROVISIONS OF THIS AGREEMENT, AND SHALL BE CONDUCTED BY A SINGLE ARBITRATOR MUTUALLY AGREEABLE TO REPRESENTATIVE AND HSE APPOINTED IN ACCORDANCE WITH THE RULES IN THE ENGLISH LANGUAGE IN DALLAS, TEXAS, IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT.  THE AWARD OF THE ARBITRATOR MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE PARTIES AGREE THAT IT IS ESSENTIAL THAT ANY DISPUTE BE RESOLVED AS RAPIDLY AS POSSIBLE AND, IN CONNECTION WITH ANY DISPUTE HEREUNDER, AGREE TO NEGOTIATE IN GOOD FAITH FOR A PERIOD OF TWENTY-ONE (21) DAYS PRIOR TO SENDING THE AFOREMENTIONED WRITTEN REQUEST TO COMMENCE ARBITRATION.  TO THAT END, THE ARBITRATOR, BY ACCEPTING APPOINTMENT, UNDERTAKES TO EXERT HIS OR HER BEST EFFORTS TO CONDUCT THE PROCESS SO AS TO ISSUE AN AWARD WITHIN THREE MONTHS OF THE APPOINTMENT OF THE ARBITRATOR, BUT FAILURE TO MEET THAT TIMETABLE SHALL NOT AFFECT THE VALIDITY OF THE AWARD.  UNLESS THE PARTIES AGREE OTHERWISE AT THE TIME OF THE PROCEDURAL CONFERENCE WITH THE ARBITRATOR, THE ARBITRATION SHALL BE CONDUCTED ON THE FOLLOWING SCHEDULE: (A) THE ARBITRATOR SHALL CONVENE A PROCEDURAL CONFERENCE WITHIN ONE WEEK OF HIS OR HER APPOINTMENT, AT WHICH ALL DATES FOR THE ARBITRATION WILL BE ESTABLISHED, (B) THE PARTIES EXPECT THAT ANY ARBITRATION UNDER THIS AGREEMENT CAN BE CONDUCTED WITHOUT DISCOVERY; IN ANY EVENT, THE ARBITRATOR (1) MAY PERMIT EACH SIDE NO MORE THAN FOUR DEPOSITIONS (INCLUDING ANY DEPOSITIONS OF EXPERTS), WHICH DEPOSITIONS MAY NOT EXCEED EIGHT HOURS EACH, ONE SET OF TEN INTERROGATORIES (INCLUSIVE OF SUB-PARTS) AND ONE SET OF FIVE DOCUMENT REQUESTS (INCLUSIVE OF SUB-PARTS), (2) SHALL NOT PERMIT ANY REQUESTS FOR ADMISSIONS AND (3) FOR GOOD CAUSE SHOWN, VERY NARROW AND TARGETED REQUESTS FOR DOCUMENTS IN NO EVENT TO EXCEED THE DISCOVERY LIMITATIONS UNDER THE IBA RULES ON THE TAKING OF EVIDENCE IN INTERNATIONAL COMMERCIAL ARBITRATION, TO BE ADDRESSED BY ONE PARTY TO THE OTHER, ON A SCHEDULE TO BE SET BY THE ARBITRATOR, (C) AT THE PROCEDURAL CONFERENCE, THE ARBITRATOR SHALL FIX A DATE FOR SIMULTANEOUS SUBMISSIONS BY THE PARTIES NOT LATER THAN 60 DAYS AFTER THE DATE OF THE PROCEDURAL CONFERENCE; SUCH SUBMISSIONS SHALL SET FORTH THE CASE OF EACH PARTY IN THE FORM OF WRITTEN WITNESS STATEMENTS, DOCUMENTARY EVIDENCE, AND A BRIEF, (D) THE ARBITRATOR SHALL FIX A DATE FOR REPLY SUBMISSIONS BY EACH PARTY NOT LATER THAN 10 DAYS FOLLOWING THE PRINCIPAL SUBMISSIONS OF EACH PARTY, (E) THE ARBITRATOR SHALL SET A DATE FOR A HEARING OF UP TO FIVE DAYS TO PERMIT THE PARTIES TO CROSS EXAMINE WITNESSES WHOSE TESTIMONY IS PROFFERED BY ANOTHER PARTY AND TO HEAR ARGUMENT AND

(F) THE ARBITRATOR SHALL ISSUE HIS OR HER AWARD WITHIN 30 DAYS OF THE CONCLUSION OF THE HEARING.  WITHOUT LIMITATION OF THE FOREGOING, IN THE INTEREST OF TIME, THE ARBITRATOR MAY DISPENSE WITH ANY FORMAL RULES OF EVIDENCE AND ALLOW HEARSAY TESTIMONY SO AS TO LIMIT THE NUMBER OF WITNESSES REQUIRED AND ACCEPT EVIDENCE OF ASSET VALUES WITHOUT FORMAL APPRAISALS AND UPON SUCH INFORMATION PROVIDED BY THE PARTIES OR OTHER PERSONS. THE ARBITRATOR SHALL HAVE THE POWER IN THE AWARD TO ORDER EQUITABLE RELIEF, INCLUDING SPECIFIC PERFORMANCE. THE PARTIES AGREE THAT THE EXISTENCE OF ANY DISPUTE, ANY PROCEEDINGS TO RESOLVE SUCH DISPUTE, AND ALL SUBMISSIONS RECEIVED BY ANY PARTY FROM ANY OTHER PARTY IN CONNECTION WITH EITHER SHALL BE TREATED AS CONFIDENTIAL, AND SHALL NOT BE DISCLOSED TO ANY THIRD PARTY EXCEPT AS REQUIRED BY LAW, COMPELLED BY LEGAL PROCESS OR REQUIRED TO ENFORCE ANY AWARD OF THE ARBITRATOR.

(b)                                 Waiver of Right to Jury Trial.  THE PARTIES SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT).

(c)                                  Expenses.  The costs and expenses of the prevailing party in any arbitration referenced above (as determined by the Arbitrator in good faith) shall be borne by the non-prevailing party.  Any amounts not paid within five (5) Business Days of such award shall accrue interest at a rate of 18% per annum until paid.

9.3                               Entire Agreement; Amendments and Waivers.  This Agreement, the exhibits and schedules hereto, the Transaction Documents, the Confidentiality Agreement, the Affiliate Transfer Agreements and each other agreement delivered pursuant thereto constitute the entire agreement between and among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including the terms of the letter of intent, dated June 10, 2013, between Oilfield Water Lines, LP and NGL Energy Partners LP), and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof and thereof except as set forth specifically herein or therein or contemplated hereby or thereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.4                               Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, the Transferor Indemnified Parties (solely with respect to Article VII) and the NGL Indemnified Parties (solely with respect to Article VIX) and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except as set forth in Article VII.  No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise); provided, however, that HSE may assign or transfer all or any part of its rights and obligations under this Agreement (a) with the prior consent of Representative (such consent not to be unreasonably withheld) to any Person that is wholly-owned, directly or indirectly, by HSE or is an Affiliate of HSE or (b) after the Earn-Out Period, to any Person to whom HSE sells all or substantially all the Transferred Interests; provided, further, that at any time HSE may collaterally assign its rights hereunder to any Person or Persons providing financing to HSE.  Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

9.5                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.6                               Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

ARTICLE X
REPRESENTATIVE

10.1                        Appointment.  Subject to the limitations contained herein, Transferor hereby irrevocably makes, constitutes and appoints the Representative as its agent and representative for all purposes under this Agreement.  In the event of the death, resignation, dissolution or incapacity of the Representative, Transferor shall promptly designate another Person to act as its representative under this Agreement so that at all times there will be a Representative with the authority provided in this Article X.  Such successor Representative shall be designated by Transferor by an instrument in writing signed by Transferor (or its successors in interest), and such appointment shall become effective as to the successor Representative when such instrument shall have been delivered to him, her or it and a copy thereof delivered to HSE.

10.2                        Authorization.  Subject to the limitations contained herein, Transferor hereby authorizes the Representative, on its behalf and in its name, to:

(a)                                 Receive all notices or documents given or to be given to Transferor by HSE or NGL pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(b)                                 Execute in the name and on behalf of Transferor, and deliver to the NGL Group Entities at the Closing, all Transaction Documents and other agreements, certificates and documents to be executed and delivered by Transferor pursuant to this Agreement, together with any other certificates and documents deposited with the Representative for such purpose;

(c)                                  In the name and on behalf of Transferor, (i) dispute or refrain from disputing any claim made by the NGL Group Entities under this Agreement, (ii) enforce any claim that Transferor may have against the NGL Group Entities under this Agreement, (iii) negotiate and compromise any dispute that may arise, and any claim that may be asserted by or against Transferor, under this Agreement, and exercise or refrain from exercising any remedies available to Transferor under this Agreement, and (iv) execute any settlement agreement, release or other document with respect to any such dispute, claim or remedy;

(d)                                 Amend this Agreement (other than this Article X) or any of the Transaction Documents and other agreements, instruments and documents to be delivered to the NGL Group Entities by Transferor pursuant hereto or thereto;

(e)                                  Engage counsel, and such accountants and other advisors and incur such other expenses on behalf of Transferor in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

(f)                                   Take such action as the Representative may deem appropriate in respect of:

(i)                                     waiving any inaccuracies in the representations or warranties of the NGL Group Entities contained in this Agreement or in any Transaction Document or other document delivered by the NGL Group Entities pursuant hereto or thereto;

(ii)                                  waiving the fulfillment of any of the conditions precedent to Transferor’s obligations hereunder;

(iii)                               taking such other action as Transferor is authorized to take under this Agreement;

(iv)                              receiving all documents or certificates and making all determinations, on behalf of Transferor, required under this Agreement;

(v)                                 all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

(vi)                              taking all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement.

10.3                        Irrevocable Appointment.  The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Article X shall be effective and absolutely binding on Transferor, except for actions taken by the Representative which are in bad faith or grossly negligent.

10.4                        Resignation.  The Representative may resign at any time by giving notice to Transferor, and such resignation shall be effective upon the appointment and qualification of a successor.  The Representative may be discharged, and replaced by another Person to act as his, her or its successor, by an instrument in writing signed by Transferor.

10.5                        HSE’s Reliance.  HSE shall not be obliged to inquire into the authority of the Representative, and HSE shall be fully protected in dealing with the Representative in good faith.

10.6                        Indemnification of Representative.  The Representative shall not be liable to Transferor with respect to any action or omission taken or omitted to be taken by the Representative pursuant to the authority granted under this Article X, except for any action or omission constituting the Representative’s gross negligence or bad faith.  Transferor shall severally indemnify the Representative against any Damages (except such as result from the gross negligence or bad faith of the Representative) that the Representative suffers or incurs in connection with any action or omission by the Representative pursuant to the authority granted hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this LLC Interest Transfer Agreement to be signed by their respective officers hereunto duly authorized, all as of the Execution Date.

OWL PEARSALL HOLDINGS, LLC

By:	/s/ T. Chris Cooper
Name: T. Chris Cooper
Title: Manager

OWL PEARSALL SWD, LLC

By:	/s/ T. Chris Cooper
Name: T. Chris Cooper
Title: Manager

HIGH SIERRA WATER-EAGLE FORD, LLC

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: President

NGL ENERGY PARTNERS LP

By:	NGL Energy Holdings, LLC

By:	/s/ H. Michael Krimbill
Name: H. Michael Krimbill
Title: Chief Executive Officer

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REPRESENTATIVE:

OILFIELD WATER LINES, L.P.

By:	Oilfield Water Lines GP, LLC, its general partner

By:	/s/ T. Chris Cooper
Name: T. Chris Cooper
Title: Chief Executive Officer

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